Exhibit 4.2

ENTERCOM RADIO, LLC

as Issuer

and

THE NOTE GUARANTORS PARTY HERETO

10 1/2% SENIOR NOTES DUE 2019

INDENTURE

DATED AS OF NOVEMBER 23, 2011

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

i

ARTICLE 12 Subordination of Note Guarantees of License Subsidiaries		113

Section 12.01.	Guarantee Obligations of License Subsidiaries Subordinated to New Credit Facility and Other License Subsidiary Guarantee Obligations	113
Section 12.02.	Suspension of License Subsidiary Guarantee Obligations When the New Credit Facility or Other Senior Debt Is in Default	113
Section 12.03.	License Subsidiary Guarantee Obligations Subordinated to Prior Payment of All License Subsidiary Guarantor Senior Debt on Dissolution, Liquidation or Reorganization of Such License Subsidiary Guarantor	114
Section 12.04.	Payments May Be Paid Prior to Dissolution	116
Section 12.05.	Holders of License Subsidiary Guarantee Obligations To Be Subrogated to Rights of Holders of License Subsidiary Guarantor Senior Debt.	116
Section 12.06.	Obligations of the License Subsidiary Guarantors Unconditional	117
Section 12.07.	Notice to Trustee	117
Section 12.08.	Reliance on Judicial Order or Certificate of Liquidating Agent	118
Section 12.09.	Trustee’s Relation to License Subsidiary Guarantor Senior Debt.	119
Section 12.10.	Subordination Rights Not Impaired by Acts or Omissions of the License Subsidiary Guarantors or Holders of License Subsidiary Guarantor Senior Debt.	119
Section 12.11.	Holders Authorize Trustee To Effectuate Subordination of License Subsidiary Guarantee Obligations	120
Section 12.12.	This Article 12 Not To Prevent Events of Default	120
Section 12.13.	Trustee’s Compensation Not Prejudiced	120

ARTICLE 13 Miscellaneous		121

Section 13.01.	Trust Indenture Act Controls	121
Section 13.02.	Notices	121
Section 13.03.	Communication by Holders of Notes with Other Holders of Notes	122
Section 13.04.	Certificate and Opinion as to Conditions Precedent	123
Section 13.05.	Statements Required in Certificate or Opinion	123
Section 13.06.	Rules by Trustee and Agents	123
Section 13.07.	No Personal Liability of Directors, Officers, Employees and Stockholders	123
Section 13.08.	Governing Law	124
Section 13.09.	No Adverse Interpretation of Other Agreements	124
Section 13.10.	Successors	124

Section 13.11.	Severability	124
Section 13.12.	Counterpart Originals	124
Section 13.13.	Table of Contents, Headings, Etc.	124
Section 13.14.	Acts of Holders	125

EXHIBITS
Exhibit A	FORM OF 10 1/2% SENIOR NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

v

This Indenture, dated as of November 23, 2011, is by and among Entercom Radio, LLC, a Delaware corporation (the “Issuer”), the Note Guarantors (as defined herein), including Entercom Communications Corp. (the “Parent”) and Wilmington Trust, National Association, as trustee (in such capacity and not in its individual capacity, the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) the Issuer’s 10 1/2% Senior Notes due 2019 issued on the date hereof that contain the restrictive legend in Exhibit A (the “Initial Notes”), (ii) the Issuer’s Exchange Notes to be issued in exchange for the Initial Notes pursuant to the Registration Rights Agreement (as defined herein) without the restrictive legends in Exhibit A (the “Exchange Notes”) and (iii) any Additional Notes (as defined herein) issued from time to time (together with the Initial Notes and the Exchange Notes, the “Notes”).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Debt” means (x) Debt Incurred by the Issuer or a Restricted Subsidiary to finance an acquisition and (y) Debt of a Person (including an Unrestricted Subsidiary) (i) existing at the time such Person becomes a Restricted Subsidiary of the Issuer or (ii) assumed by the Issuer or a Restricted Subsidiary in connection with the merger, consolidation or acquisition of such Person or the acquisition of assets from such Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“AHYDO Catch Up Payment” means payment in respect of Debt necessary in order to avoid such Debt being characterized as “applicable high yield discount obligations” within the meaning of the Code.

“Applicable Premium” means, as calculated by the Issuer, with respect to any Note on any applicable redemption date, the greater of:

(i)	1.0% of the then-outstanding principal amount of the Note; and

(ii)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at December 1, 2015 (such redemption price being set forth in the table appearing above under the caption Section 3.07(a) plus (ii) all required interest payments due on the Note through December 1, 2015 (excluding accrued but unpaid interest to, but not including, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then-outstanding principal amount of the Note.

“Asset Acquisition” means:

(i) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary; or

(ii) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger, liquidation or dissolution) by the Issuer or any of its Restricted Subsidiaries to any Person (other than to the Issuer or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than Capital Interests in the Issuer or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law);

(ii) any other property or assets (other than in the ordinary course of business, including any sale or other disposition of obsolete or permanently retired equipment and any sale of inventory in the ordinary course of business);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the paragraphs under Section 5.01 that constitutes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole or any disposition that constitutes a Change of Control pursuant to this Indenture;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

(c) sales or other dispositions of cash, Eligible Cash Equivalents or obsolete or worn-out property or equipment in the ordinary course of business or any disposition of inventory or goods (or assets) held for sale in the ordinary course of business;

(d) sales of interests in Unrestricted Subsidiaries;

(e) the sale/leaseback of any assets within 180 days of the acquisition thereof;

(f) the disposition of assets that, in the good faith judgment of the Issuer, are no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by this Indenture;

(h) any trade-in of equipment in exchange for other equipment in the ordinary course;

(i) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j) leases or subleases in the ordinary course of business not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(k) dispositions of accounts receivable in connection with the collection or compromise thereof ;

(l) foreclosure, condemnation or similar action on assets;

(m) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture and similar binding agreements;

(n) any liquidation or dissolution of a Restricted Subsidiary; provided, that such Restricted Subsidiary’s direct parent is the Issuer or a Restricted Subsidiary and immediately becomes the owner of such Restricted Subsidiary’s assets;

(o) sales or dispositions to Unrestricted Subsidiaries permitted pursuant to Section 4.07;

(p) licensing of intellectual property in accordance with industry practice in the ordinary course of business;

(q) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(r) any disposition, whether as part of a single transaction or series of related transactions, required by any state or federal regulatory authority; provided, however, that such disposition shall comply with Section 4.10(A)(i) and Section 4.10 (A)(ii); and

(s) any disposition of property or assets acquired as part of a strategic acquisition of other property or assets, whether such strategic acquisition is effected as a single transaction or series of related transactions, in order to effect such strategic acquisition and the property or assets to be disposed of were not part of the property or assets intended to be retained in the long term, as determined in good faith by the Issuer; provided, however, that such disposition shall comply with Section 4.10(A)(i) and 4.10(A)(ii).

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products obtained by multiplying (x) the number of years from the date of determination to the date of each remaining successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements), including payment at final maturity, of such Debt by (y) the amount of such principal payments by (ii) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means (i) with respect to the Parent, the Issuer or any Restricted Subsidiary, its board of directors or board of managers, as applicable, or, other than for purposes of the definition of “Change of Control,”

any duly authorized committee thereof; (ii) with respect to any other corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer or any Restricted Subsidiary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes and required to be reflected as a liability on the balance sheet in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.

“Certificated Notes” means certificated Notes registered in the name of the Holder thereof and issued in accordance with Article 2 hereof that are in the form of Exhibit A attached hereto.

“Change of Control” means the occurrence of any of the following:

(i) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Parent or the Issuer and their Subsidiaries, taken as a whole, to any Person other than to any Note Guarantor or Permitted Holder; or

(ii) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than Permitted Holders, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total weighted voting power of the Voting Interests in (a) the Issuer or (b) the Parent (or its successor), so long as the Parent (or such successor) holds, directly or indirectly, a majority of the Voting Interests in the Issuer; or

(iii) the first day on which a majority of the members of the Board of Directors of the Issuer or the Parent are not Continuing Directors; or

(iv) the adoption by the stockholders of the Issuer or the Parent of a plan or proposal for the liquidation or dissolution of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net payments, if any, under Hedging Obligations (but excluding any non-cash interest expense attributable to (x) the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP or (y) the amortization of gains or losses resulting from the termination of Hedging Obligations prior to or reasonably contemporaneously with the Issue Date);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e) all accrued interest; plus

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(iii) the interest expense on any Debt guaranteed by such Person and its Restricted Subsidiaries; plus

(iv) all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

(v) interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude (A) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses (including any expenses associated with bridge, commitment and other financing fees, discounts, yield and other charges) and (B) interest with respect to EPLLC Deemed Debt.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, including, without duplication, net income and losses from discontinued operations, in each case as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(1) excluding, without duplication:

(a) all extraordinary, non-recurring or unusual gains or losses (net of fees and expenses relating to the transaction giving rise thereto), income, expenses, charges, severance, relocation costs and curtailments or modifications to pension and post-retirement benefits plans;

(b) the portion of net income of such Person and its Restricted Subsidiaries allocable to any interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions from such unconsolidated Persons or Unrestricted Subsidiaries have not actually been received by such Person or one of its Restricted Subsidiaries;

(c) gains or losses in respect of any asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto);

(d) the net gain or loss on the disposal of disposed, abandoned or discontinued operations and any charges and expenses relating to the abandonment of assets;

(e) solely for purposes of determining the amount available for Restricted Payments under Section 4.07(A)(c), the net income of any Restricted Subsidiary (other than a Note Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided, that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or similar distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof for such period, to the extent not already included therein;

(f) any gain or loss realized as a result of the cumulative effect of a change in accounting principles during such period;

(g) any fees and expenses, including deferred finance costs, paid in connection with the issuance of the Notes and the entering into of the New Credit Facility contemplated by this offering memorandum (including, without limitation, fees of the Rating Agencies);

(h) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance of Capital Interests, or amendment or modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(i) any gain or loss attributable to the early extinguishment of Debt;

(j) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption;

(k) any gain or loss attributable to the non-cash fair value measurement of any asset or liability;

(l) any expenses relating to minority interests;

(m) any gain or loss attributable to mark-to-market changes in the fair value of any Hedging Obligation-related asset or liability; and

(n) non-cash equity compensation expense; and

(2) including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Issuer or any Restricted Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of all outstanding Debt of the Issuer and its Restricted Subsidiaries (excluding (i) Hedging Obligations and (ii) any undrawn letters of credit issued in the ordinary course of business) and (b) the aggregate amount of all outstanding Preferred Interests of the Issuer’s Restricted Subsidiaries, with the amount of such Preferred Interests equal to the greater of (i) their respective voluntary or involuntary liquidation preferences and (ii) their maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Interests or Preferred Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or Preferred Interests as if such Redeemable Capital Interests or Preferred Interests were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Interests or Preferred Interests, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Consolidated Total Debt Ratio” means, as of any date of determination (the “Determination Date”), the ratio of (a) (i) the Consolidated Total Debt of the Issuer and its Restricted Subsidiaries on the date of determination minus (ii) the aggregate amount of cash and Eligible Cash Equivalents, in each case, that is held by the Issuers and the Restricted Subsidiaries as of such date free and clear of all Liens, provided that this clause (ii) shall be limited to $40.0 million, to (b) the aggregate amount of EBITDA for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Determination Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). For purposes of this definition, Consolidated Total Debt, EBITDA and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i) the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Determination Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(ii) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Debt and also including any EBITDA (including any pro forma expense and cost reductions calculated on a basis in accordance with Regulation S-X under the Exchange Act associated with any such Asset Acquisition or Asset Sale) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Four Quarter Period;

provided, that no pro forma effect shall be given to the incurrence of any Permitted Debt Incurred on such date of determination or the discharge on such date of determination of any Debt from the proceeds of any such Permitted Debt.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Issuer or the Parent who: (1) was a member of such Board of Directors on the Issue Date, (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (3) was nominated for election or elected to such Board of Directors with the affirmative vote of the Permitted Holders holding, directly or indirectly, a majority of the weighted voting power of the Voting Interests in the Issuer.

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402-1544, Attention: Corporate Capital Markets, or such other address as the Trustee may designate from time to time by written notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Agreement” means one or more debt facilities, including the New Credit Facility, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings or obligations thereunder (whether pursuant to the same agreement or one or more replacement or additional agreements); provided that such increase in borrowings is permitted under Section 4.09, or adds Subsidiaries of the Issuer as additional borrowers, issuers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Debt” means at any time (without duplication), with respect to any Person, the following, if and to the extent such items (other than clauses (iii), (v), and (vi) below) would appear as liabilities on a balance sheet of such Person prepared in accordance with GAAP: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property (excluding any trade payables or other current liabilities incurred in the ordinary course of business and excluding trade accounts payable arising in the ordinary course of business and accrued expenses and any Contingent Obligations arising in the ordinary course of business as long as such obligations remain contingent); (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person for the reimbursement of any obligor on any letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (other than obligations with respect to letters of credit securing obligations (other than obligations described under (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the thirtieth Business Day following payment on the letter of credit; (iv) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (v) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination (but excluding any accrued dividends); (vi) net Obligations under any Hedging Obligations of such Person at the time of determination; and (vii) all obligations of the types referred to in clauses (i) through (vi) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (b) the amount of any Debt described in clause (vi)(A) above shall be the maximum liability under any such Guarantee; (c) the amount of any Debt described in clause (vi)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; (d) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt; and (e) the “maximum fixed redemption or repurchase price” of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were purchased on any date on which the amount of Debt is determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Interests, such fair market value shall be determined reasonably and in good faith by the Issuer.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations, (y) post-closing payment adjustments to which the seller may become entitled, including any earn-outs, holdbacks and contingency payment obligations to which a seller may become entitled, to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent, until such obligation becomes due and payable and (z) any EPLLC Deemed Debt.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default as defined in Section 6.01 hereof.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.06 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash received in connection with a subsequent sale of, or collection on, such Designated Non-Cash Consideration.

“Designated Preferred Interests” means any Preferred Interests of the Issuer or any direct or indirect parent of the Issuer, including Parent (in each case other than Redeemable Capital Interests), that are issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and are so designated as Designated Preferred Interests, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(A)(c).

“DTC” means The Depository Trust Company (55 Water Street, New York, New York 10041-0099).

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, and, without duplication,

(i) increased (to the extent any such amounts were deducted in computing Consolidated Net Income and not added back in the definition thereof by and without duplication):

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including an amount equal to the tax distributions actually made to the holders of Capital Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clauses (xii)(a) and (b) of Section 4.07(B), plus

(b) the Fixed Charges of such Person for such period; plus

(c) the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and determined in accordance with GAAP; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence of Debt, in each case permitted to be made or incurred by this Indenture (including a refinancing thereof) (whether or not successful) or an amendment or modification of any debt instrument, including such fees, expenses or charges related to the offering of the Notes and the New Credit Facility, and any amendment or other modification of the Notes and the New Credit Facility;

plus

(e) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period (but including any amortization of a prepaid cash item that was paid in and reduced Consolidated Net Income for a prior period); plus

(f) any costs or expenses incurred by the Issuer, a Restricted Subsidiary or any direct or indirect parent of the Issuer, including Parent, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Qualified Capital Interests of the Issuer or any direct or indirect parent of the Issuer, including Parent, solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.07(A)(c); plus

(g) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(h) net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment under GAAP; plus

(i) any (i) salary, benefit and other direct savings resulting from, and the amount of any restructuring charge or reserve and costs related to, workforce reductions or reduction, retirement or consolidation of people, processes, technologies and facilities, in each case by such Person implemented during such period, (ii) costs and expenses incurred after the Issue Date related to terminated employees incurred by such Person during such period and (iii) the amount of cost savings in connection with any acquisition to be realized as a result of specified actions taken prior to the last day of such period (calculated on a pro forma basis as though such cost savings had been realized during such period from such actions); provided that (a) in connection with any acquisition described in clause (i)(iii), such actions have been taken prior to such date of determination and within twelve months after the latest of the Issue Date and the closing date of such acquisition and (b) no cost savings shall be added pursuant to clause (i)(iii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (i)(i) and (ii) above with respect to such period; provided, further, that the aggregate amount of all cost savings added back under clauses (i)(i) and (ii) in the aggregate in any Four Quarter Period will not exceed $5.0 million.

(2) decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus (b) any net realized income or gains from Hedging Obligations or embedded derivatives that require similar accounting treatment under GAAP; and

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, and related pronouncements.

“Eligible Bank” means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank; provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Issuer; provided that such Investments have one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and mature within fewer than 365 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Issuer.

“EPLLC” means Entercom Properties, LLC, a Delaware limited liability company.

“EPLLC Deemed Debt” means that certain indebtedness of EPLLC arising from the sale of certain tower assets, which sale did not qualify as a “sale” for accounting purposes because EPLLC’s ability to share in future profits relating to such tower assets is considered a continuing involvement under accounting guidance. As a result, EPLLC is required to deem such sale proceeds as “debt” and classify the transaction as financing.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act of the Issuer, or any direct or indirect parent company of the Issuer, including Parent, but only to the extent contributed to the Issuer in the form of Qualified Capital Interests or (ii) a private equity offering of Qualified Capital Interests of the Issuer, or any direct or indirect parent company of the Issuer, including Parent, but only to the extent contributed to the Issuer in the form of Qualified Capital Interests, other than any public offerings registered on Form S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the Preamble.

“Exchange Offer” means an offer that may be made by the Issuer pursuant to the Registration Rights Agreement to exchange Initial Notes for the Exchange Notes.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof, as determined in good faith by the Issuer.

“FCC” means the Federal Communications Commission.

“FCC License” means any license, authorization, approval, or permit granted by the FCC pursuant to the Communications Act of 1934, as amended, to the Issuer or any Note Guarantor, or assigned or transferred to the Issuer or any Note Guarantor pursuant to FCC consent.

“FCC License Rights” means any right, title or interest in, to or under any FCC License, whether directly or indirectly held, including, without limitation, any rights owned, granted, approved or issued directly or indirectly by the FCC or held, leased, licensed or otherwise acquired from or through any party.

“Fixed Charges” means, with respect to any Person for any period, the sum, of:

(i) Consolidated Interest Expense of such Person for such period; and

(ii) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Interests or Redeemable Capital Interests during such period.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Total Debt Ratio.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend identified as such in Exhibit A hereto.

“Global Notes” means the Notes in global form that are in the form of Exhibit A hereto.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any non-speculative interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Issuer shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Issuer. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Issuer or a Restricted Subsidiary of Debt Incurred by the Issuer or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(i) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(ii) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(iii) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(iv) unrealized losses or charges in respect of Hedging Obligations.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey, Inc. and any such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Notes.

“Investment” by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person or the issuance of a “keep-well” with respect thereto; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the ordinary course of business. For the avoidance of doubt, any payments pursuant to any Guarantee previously incurred in compliance with this Indenture shall not be deemed to be Investments by the Issuer or any of its Restricted Subsidiaries.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Issue Date” means November 23, 2011.

“Issuer” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“Issuer Order” means any written instruction by the Issuer and executed by an Officer of the Issuer.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions in the State of New York, the place of payment, or the Commonwealth of Pennsylvania are authorized by law to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“License Subsidiary” means a Subsidiary of the Issuer that (x) owns no material assets other than FCC Licenses and related rights and (y) has no material liabilities other than (i) trade payables incurred in the ordinary course of business, (ii) tax liabilities, other governmental charges and other liabilities incidental to ownership of such rights and (iii) Debt permitted pursuant to Section 4.13.

“License Subsidiary Guarantor” means (i) any License Subsidiary that is required to provide a Note Guarantee hereunder or (ii) any Subsidiary Guarantor that was a License Subsidiary and thereafter ceased to satisfy the definition thereof (x) until such time as it provides an unsubordinated Guarantee of the Notes pursuant to Section 4.18 with the consent of the holders of the License Subsidiary Guarantor Senior Debt, if any, or (y) unless it is not required by the terms of the License Subsidiary Guarantor Senior Debt, if any, to subordinate its Guarantee of the Notes to such License Subsidiary Guarantor Senior Debt, if any.

“License Subsidiary Guarantee” means any Note Guarantee of a License Subsidiary Guarantor.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance or other security agreement on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided, that in no event shall a lease accounted for under GAAP as an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, financial advisors, investment banking, brokerage, commission and sale, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale, including indemnification obligations in respect of pension and other post-employment benefit liabilities and liabilities related to environmental matters; (iii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Issuer or a Restricted Subsidiary thereof) in connection with such Asset Sale (but excluding, for the avoidance of doubt, any payments required pursuant to Section 4.10(B)(i); and (iv) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“New Credit Facility” means the credit facility to be entered on or around the Issue Date by and among the Issuer, the Note Guarantors, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09).

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means any guarantee of the Notes by any Note Guarantor pursuant to this Indenture.

“Note Guarantor” means the Parent and each Subsidiary Guarantor.

“Notes” has the meaning set forth in the preamble to this Indenture.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first-class mail, postage prepaid, to each Holder at his or her address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five Business Days after the Expiration Date. The Issuer shall notify the Trustee at least 10 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(i) the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(ii) the Expiration Date and the Purchase Date;

(iii) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100.0%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(iv) the purchase price to be paid by the Issuer for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Indenture);

(v) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000;

(vi) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(vii) that, unless the Issuer defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered, or tendered but not purchased by the Issuer pursuant to the Offer to Purchase, will continue to accrue interest at the same rate;

(viii) that, on the Purchase Date, the purchase price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(ix) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(x) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(xi) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); and

(xii) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the Offering Memorandum related to the issuance of the Initial Notes on the Issue Date, dated November 18, 2011.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two officers of the Issuer, a Subsidiary Guarantor or a direct or indirect parent of the Issuer, as applicable, one of whom must be the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer, the controller, a President or a Vice President of the Issuer, such Note Guarantor or such parent, as applicable.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Parent” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Issuer.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Eligible Cash Equivalents between the Issuer or any Restricted Subsidiary and another Person consummated within a period of 180 days; provided, that any cash or Eligible Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Business” means any business similar in nature to any business conducted by the Issuer and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Issuer.

“Permitted Debt” means

(i) Debt Incurred pursuant to any Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $445.0 million, less the aggregate principal amount of all principal repayments of Credit Agreements with the proceeds from Asset Sales made pursuant to Section 4.10 (B)(i)(a) or (b) in satisfaction of the requirements of such Section;

(ii) Debt outstanding under the Notes (excluding any Additional Notes) and contribution, indemnification and reimbursement obligations owed by the Issuer or any Note Guarantor to any of the other of them in respect of amounts paid or payable on such Notes or the Note Guarantees;

(iii) Guarantees of the Notes;

(iv) Debt of the Issuer and each Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i), (ii) or (iii) above or (v), (xii) or (xvi) below);

(v) Debt of the Issuer to a Restricted Subsidiary, of a Restricted Subsidiary to the Issuer or of a Restricted Subsidiary to a Restricted Subsidiary;

(vi) Guarantees Incurred by the Issuer of Debt of a Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Issuer or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under a Credit Agreement; provided that (a) such Debt is Permitted Debt or is otherwise permitted to be incurred under this Indenture and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed if such Debt is Subordinated Debt;

(viii) Debt incurred in respect of workers’ compensation claims, self-insurance or statutory obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes, bank Guarantees, bankers’ acceptances or similar instruments and completion Guarantees provided or incurred (including Guarantees thereof) by the Issuer or a Restricted Subsidiary in the ordinary course of business;

(ix) Debt under Hedging Obligations;

(x) Debt of the Issuer or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt as well as Preferred Interests issued by the Issuer or a Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (including, without limitation, through the direct purchase of assets or the Capital Interests of any Person owning such assets); provided that the aggregate principal amount and liquidation preference of such Debt and Preferred Interests outstanding at any time may not exceed, in the aggregate, the greater of $30.0 million or 3.0% of Total Assets;

(xi) Debt arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under this Indenture;

(xii) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Interests; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Issuer or a Restricted Subsidiary; and

(b) any sale or other transfer of any such Preferred Interests to a Person that is not either the Issuer or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

(xiv) Debt of the Issuer or any Restricted Subsidiary and Preferred Interests of any Restricted Subsidiary not otherwise permitted pursuant to this definition (including additional Debt under any Credit Agreement), in an aggregate principal amount not to exceed the greater of $30.0 million or 3.0% of Total Assets at any time outstanding, which Debt may be Incurred under a Credit Agreement;

(xv) Acquired Debt Incurred by the Issuer or a Restricted Subsidiary prior to the time that such Restricted Subsidiary was acquired by or merged into the Issuer (including Debt Incurred to finance such acquisition or merger); provided that after giving effect to the Incurrence of such Acquired Debt (a) the Issuer would be permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Total Debt Ratio test set forth in the first paragraph of Section 4.09 or (b) the Consolidated Total Debt Ratio would be no greater than immediately prior to such Incurrence;

(xvi) Refinancing Debt in respect of Debt permitted by clauses (ii), (iv) and (xv) above, this clause (xvi) or the first paragraph of Section 4.09;

(xvii) Debt of the Issuer or any of its Restricted Subsidiaries arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of Incurrence;

(xviii) Debt of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums incurred in the ordinary course of business;

(xix) Debt consisting of Debt issued by the Issuer or any Restricted Subsidiary to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Interests of the Issuer or any direct or indirect parent company of the Issuer, including Parent, to the extent described in Section 4.07(B)(iv); and

(xx) Debt of the Issuer or any Restricted Subsidiary to the extent the proceeds of such Debt are deposited and used to defease the Notes as described under Article 8.

Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xvi) of this definition of “Permitted Debt.”

“Permitted Holders” means (i) any of Joseph M. Field, and David J. Field; (ii) family members or the relatives of the Persons described in clause (i) (including their wives, their children and grandchildren, the spouses of their children and their grandchildren); (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners, or Persons beneficially holding a 50.0% or more direct or indirect interest of which consist of the Persons described in clauses (i), (ii) or (iv) hereof or the legal representatives of any such entity; or (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Interests of the Issuer.

“Permitted Investments” means:

(i) Investments in existence on the Issue Date or any extension, modification, replacement or renewal of any such Investments; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence prior to the Issue Date;

(ii) Investments required pursuant to any agreement or obligation of the Issuer or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(iii) Eligible Cash Equivalents;

(iv) Investments in property and other assets, owned or used by the Issuer or any Restricted Subsidiary in the operation of a Permitted Business;

(v) Investments by the Issuer or any of its Restricted Subsidiaries in the Issuer or any Restricted Subsidiary;

(vi) Investments by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Issuer or a Restricted Subsidiary and, in each case, any Investment held by such Person prior to such merger, consolidation, amalgamation or transfer; provided, that such Investment was not made by such person in contemplation of such merger, consolidation, amalgamation or transfer;

(vii) Hedging Obligations;

(viii) Investments received in settlement of obligations owed to the Issuer or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Issuer or any Restricted Subsidiary;

(ix) Investments by the Issuer or any Restricted Subsidiary (other than in an Affiliate) not otherwise permitted under this definition, in an aggregate amount at any one time outstanding not to exceed the greater of $30.0 million and 3.0% of Total Assets (with the Fair Market Value of each Investment (other than any Investment consisting of a guarantee) being measured at the time made and without giving effect to subsequent changes in value);

(x) loans and advances (including for travel and relocation) to employees of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer, including Parent, in an amount not to exceed $10.0 million in the aggregate at any one time outstanding;

(xi) Investments to the extent the payment for which consists of Qualified Capital Interests of the Issuer or any of its direct or indirect parent companies, including Parent;

(xii) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.10 or any other disposition of Property not constituting an Asset Sale;

(xiii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(xiv) guarantees by the Issuer or any Restricted Subsidiary of Debt of the Issuer or a Restricted Subsidiary of Debt otherwise permitted by Section 4.09;

(xv) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business; and

(xvi) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(i) Liens existing at the Issue Date;

(ii) Liens that secure Obligations (x) incurred pursuant to clause (i) or clause (ix) of the definition of “Permitted Debt” and (y) in respect of Debt permitted by clause (xiv) of the definition of Permitted Debt;

(iii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(iv) any carrier’s, warehousemen’s, materialmen’s, mechanic’s, landlord’s or other similar Liens arising by Law for sums not then due and payable after giving effect to any applicable grace period (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(v) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of the Issuer or materially impair the operation of the business of such Person;

(vi) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the ordinary course of business; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) to secure contested taxes or for payment of rent in the ordinary course of business; or (v) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 75 days after the entry thereof or the expiration of any such stay;

(vii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or a Restricted Subsidiary, or becomes a Restricted Subsidiary or on property acquired by the Issuer or any Restricted Subsidiary (and in each case not created or Incurred in anticipation of such transaction), including Liens securing Acquired Debt permitted under this Indenture; provided that such Liens are not extended to the property and assets of the Issuer and its Restricted Subsidiaries other than the property or assets acquired;

(viii) Liens securing Debt of a Restricted Subsidiary that is a Note Guarantor owed to and held by the Issuer or a Restricted Subsidiary that is a Note Guarantor thereof that is permitted to be incurred in accordance with Section 4.09;

(ix) other Liens (not securing Debt) incidental to the conduct of the business of the Issuer or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Issuer or its Restricted Subsidiaries;

(x) Liens to secure any permitted extension, replacement, renewal, refinancing or refunding (or successive extensions, replacements, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) and (vii); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not greater than the sum of the outstanding principal amount of the refinanced Debt plus any fees and expenses, including premiums or original issue discount related to such extension, replacement, renewal, refinancing or refunding;

(xi) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(xii) licenses of intellectual property granted in the ordinary course of business;

(xiii) Liens to secure Capital Lease Obligations or Purchase Money Debt permitted to be incurred pursuant to clause (x) of the definition of “Permitted Debt” covering only the assets financed by or acquired with such Debt;

(xiv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xv) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(xvi) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(xvii) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Issuer and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xviii) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(vii) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xix) Deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers under insurance arrangements in the ordinary course of business;

(xx) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiaries and do not secure any Debt;

(xxi) Liens arising from UCC financing statement filings regarding operating leases entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xxii) Liens on the assets of a Restricted Subsidiary that is not a Note Guarantor securing Debt and other obligations of such Restricted Subsidiary incurred in compliance with this Indenture;

(xxiii) Liens Incurred to secure Obligations in respect of any Debt (other than Subordinated Debt) permitted to be incurred under Section 4.09; provided that, with respect to Liens securing Obligations permitted under this clause (w), at the time of Incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 4.0 to 1.0;

(xxiv) Liens securing Debt, as measured by principal amount, which, when taken together with the principal amount of all other Debt secured by Liens (excluding Liens permitted by clauses (i) through (xxiii) above) at the time of determination, does not exceed $20.0 million in the aggregate at any one time outstanding;

(xxv) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary or by statutory provision, to terminate such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxvi) Liens in favor of the Issuer or any Subsidiary Guarantor;

(xxvii) Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under this Indenture;

(xxviii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided, that such Liens do not extend to any assets other than those that are the subject under this Indenture;

(xxix) Liens arising out of the conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(xxx) Liens in connection with advances, deposits, escrows and similar arrangements in the ordinary course of business;

(xxxi) Liens in favor of issuers of performance surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of business;

(xxxii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(xxxiii) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Capital Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; and

(xxxiv) any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Agreement” means the purchase agreement dated November 18, 2011 by and among the Issuer, the Representative (as defined therein) and the Guarantors named therein.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (and assets or property affixed or appurtenant thereto and any proceeds thereof); and

in either case that does not exceed 100.0% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Price” means 101.0% of the aggregate principal amount of the Notes plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the date that is 91 days after the earlier of the Stated Maturity of the Notes or the date the Notes are no longer outstanding; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Issuer or any Restricted Subsidiary to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Issuer or such Restricted Subsidiary may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.

The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends. Notwithstanding anything to the contrary set forth in this definition, Capital Interests of the Issuer shall not be deemed to be “Redeemable Capital Interests” solely as a result of (i) the provisions of the Issuer’s certificate of formation requiring the Issuer to repurchase such Capital Interests upon such member ceasing to be a member so long as such provisions are not amended in any manner materially adverse to the Holders of Notes or (ii) the possibility that the Capital Interest (other than a Preferred Interest) may be required to be repurchased by Issuer, its Subsidiaries or any direct or indirect parent thereof in order to satisfy applicable statutory or regulatory obligations, where such Capital Interest has been issued to any plan for the benefit of employees of the Issuer, its Subsidiaries or any direct or indirect parent thereof or by any such plan to such employees.

“Refinancing Debt” means Debt and Preferred Interests that refund, refinance, defease, renew, replace or extend any Debt or Preferred Interests permitted to be Incurred by the Issuer or any Restricted Subsidiary pursuant to the terms of this Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced, defeased, renewed, replaced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt or Preferred Interests being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, defeased, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount or liquidation preference that is less than or equal to the sum of (a) the aggregate principal, accreted amount (in the case of any Debt issued with original issue discount, as such) or liquidation preference then outstanding under the Debt or Preferred Interests being refunded, refinanced, defeased, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed (including reasonable and customary tender premiums), if any, and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt (including reasonable defeasance costs and expenses), and

(v) such Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary of the Issuer that is not a Note Guarantor that refinances Debt of the Issuer or a Note Guarantor or (y) Debt of the Issuer or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary;

provided, however, that clauses (ii) and (iii) of this definition will not apply to any refunding or refinancing of any Debt outstanding under a Credit Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be dated as of the Issue Date, among, inter alia, the Issuer, the Note Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) or services used or useful in a Permitted Business, provided, that any such assets received by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within the Corporate Trust Office (or any successor unit or department) of the Trustee responsible for administering this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Restricted Notes Legend” means the legend identified as such in Exhibit A hereto.

“Restricted Payment” is defined to mean any of the following:

(i) any dividend or other distribution declared and paid on the Capital Interests in the Issuer or on the Capital Interests in any Restricted Subsidiary of the Issuer that are held by, or declared and paid to, any Person other than the Issuer or a Restricted Subsidiary of the Issuer; provided that the following shall not be “Restricted Payments”:

(a) dividends, distributions or payments, in each case, made solely in Qualified Capital Interests in the Issuer; and

(b) dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

(ii) any payment made by the Issuer or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Issuer or any of its Restricted Subsidiaries for value, other than any such Capital Interests owned by the Issuer or any Restricted Subsidiary;

(iii) any payment made by the Issuer or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Issuer) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Subordinated Debt of the Issuer or any Note Guarantor (excluding any Subordinated Debt owed to the Issuer or any Restricted Subsidiary); except (x) payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof and (y) any payments in respect of Debt to the extent the issuance of such Debt was a Restricted Payment; and

(iv) any Investment by the Issuer or a Restricted Subsidiary in any Person, other than a Permitted Investment;

provided that notwithstanding the foregoing clauses (i) through (iii), any payments in respect of Debt, if such Debt was issued prior to the Issue Date or the issuance of such Debt constituted a Restricted Payment under clause (ii) above shall not be deemed to be Restricted Payments.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Secured Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Debt of the Issuer and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Issuer’s EBITDA for the most recently ended Four Quarter Period, in each case with such pro forma adjustments to Consolidated Total Debt and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Total Debt Ratio.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Station Contracts” means contracts entered into in good faith and in the ordinary course of business by any direct or indirect parent of the Issuer, including Parent, on behalf of the Issuer or one or more Restricted Subsidiaries with respect to the ordinary course of operating the business of the Issuer or any Restricted Subsidiary.

“Subordinated Debt” means, with respect to the Notes, (1) any Debt of the Issuer which is by its terms subordinated in right of payment to the Notes, and (2) any Debt of any Note Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Note Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means any Subsidiary that provides a Note Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of the Issuer for which internal financial statements are available.

“Transfer Restricted Global Notes” means a Global Note that is a Transfer Restricted Note.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as obtained by the Issuer, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2015; provided, however, that if the period from such redemption date to December 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Global Note” means a Global Note that is an Unrestricted Note.

“Unrestricted Notes” means one or more Notes that do not and are not required to bear the Restricted Notes Legend, including the Exchange Notes and any Notes registered under the Securities Act pursuant to and in accordance with the Registration Rights Agreement.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Capital Interests of which (other than Preferred Interests and directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Act”	13.14
“Affiliate Transaction”	4.11
“Agent Members”	2.06
“Covenant defeasance”	8.03
“Defeasance”	8.03
“Discharge”	8.08
“Event of Default”	6.01
“Excess Proceeds”	4.10(C)
“Independent Financial Advisor”	4.11(A)(c)
“Initial Notes”	Preamble
“Legal defeasance”	8.02
“License Subsidiary Guarantee Obligations”	12.01
“License Subsidiary Guarantor Senior Debt”	12.01
“Note Register”	2.03
“Offer Amount”	3.09
“Outstanding”	8.02
“QIB”	2.01(b)
“Redemption Date”	3.01
“Registrar”	2.03
“Regulation S”	2.01(b)
“Regulation S Global Note”	2.01(b)
“Reinstatement date”	4.15
“Rule 144A”	2.01(b)
“Rule 144A Global Note”	2.01(b)
“Surviving Entity”	5.01(A)(i)
“Suspended Covenants”	4.15(b)
“Unrestricted Subsidiary”	4.19

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes and the Note Guarantees means the Issuer, the Note Guarantors and any successor obligor upon the Notes and the Note Guarantees.

Unless otherwise defined herein, all other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the SEC rule under the TIA have the meanings so assigned to them therein.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section or Article refers to such Section or Article of this Indenture;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(8) “including” means “including without limitation”; and

(9) for the avoidance of doubt, any references to “interest” shall include any Additional Interest that may be payable.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto (including the Global Notes Legend thereon and the “Schedule of Exchanges of 10 1/2% Senior Notes” attached thereto) and shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with written instructions given by the Holder thereof as required by Section 2.06 hereof.

Except as set forth in Section 2.06 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b) The Initial Notes are being issued by the Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”), “QIBs”) and (ii) in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Issuer, in accordance with Section 2.16. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “Rule 144A Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c) Section 2.01(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, upon receipt of an Issuer Order, in accordance with Section 2.01(b) and Section 2.02, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as custodian for the Depositary.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a Participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any Participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, Participants and any Beneficial Owners in the Notes.

(d) Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

Section 2.02. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written Issuer Order signed by one Officer directing the Trustee to authenticate and deliver the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.17 hereof.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer or an Affiliate of the Issuer.

Section 2.03. Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents; provided, however, that at all times there shall be only one Note Register. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of Section 317(b) of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and initially appoints the Corporate Trust Office of the Trustee as the office or agency of the Issuer for such purposes and as the office or agency of the Issuer where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served and the Trustee as the agent of the Issuer to receive such notices and demands.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a

Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.06. Book-Entry Provisions for Global Securities. (a) Each Transfer Restricted Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.06(e).

Members of, or Participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuer within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary to issue such Certificated Notes.

(c) In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall upon receipt of an Issuer Order authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d) The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold an interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Legends. The following legends shall appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Restricted Notes Legend. Unless and until (x) a Note is exchanged for an Exchange Note or sold in connection with an effective registration statement under the Securities Act and pursuant to the Registration Rights Agreement or (y) the Issuer determines that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act and there is delivered to the Trustee an Opinion of Counsel and a letter of representation of the Issuer so stating, each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THIS NOTE AND THE RELATED GUARANTEES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS NOTE NOR THE RELATED GUARANTEES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE RELATED GUARANTEES BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ISSUE DATE OF ANY ADDITIONAL NOTES OF THE SAME

SERIES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE AND THE RELATED GUARANTEES (OR ANY PREDECESSOR OF THIS NOTE AND THE RELATED GUARANTEES) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, VERIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON HIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.”

(ii) Global Note Legend. Each Global Note, whether or not an Exchange Note, Transfer Restricted Global Note or Unrestricted Global Note, shall bear a legend in substantially the following form:

“THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A

DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ENTERCOM RADIO, LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE.”

(f) At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General provisions relating to transfers and exchanges:

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer, exchange, or redemption, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.10, 3.06, 4.10, 4.14 and 9.04 hereto).

(iii) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall, upon execution by the Issuer and authentication by the Trustee in accordance with the provisions hereof, be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv) The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(v) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary.

(vi) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.02 hereof. Except as provided in Section 2.06(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(vii) Each Holder agrees to provide satisfactory indemnity to the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(viii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Issuer Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect itself and in the reasonable judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge a Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

Section 2.10. Temporary Notes. Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee upon receipt of an Issuer Order. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.07 hereof, the Issuer may not issue new Notes to replace Notes that they have redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer.

Section 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee in writing of any such date. At least fifteen (15) days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13. Record Date. The record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316 (c).

Section 2.14. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.15. CUSIP Number. The Issuer in issuing the Notes may use a “CUSIP” and/or ISIN or other similar number, and if it does so, the Issuer may use the CUSIP and/or ISIN or other similar number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN or other similar number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee of any change in the CUSIP and/or ISIN or other similar number.

Section 2.16. Special Transfer Provisions. Unless and until (i) a Transfer Restricted Note is exchanged for an Exchange Note or sold in connection with an effective shelf registration statement under the Securities Act pursuant to the Registration Rights Agreement or (ii) the Restricted Notes Legend is no longer required pursuant to Section 2.06(e), the following provisions shall apply:

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S):

(i) The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (A) an appropriately completed certificate of transfer in the form attached to the Note and (B) a letter substantially in the form set forth in Exhibit C hereto.

(ii) If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b) Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i) The Registrar shall register any proposed transfer of a Transfer Restricted Note pursuant to Regulation S by a Holder upon receipt of (A) an appropriately completed certificate of transfer in the form attached to the Note and (B) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii) If the proposed transferee is an Agent Member holding a beneficial interest in a Rule 144A Global Note and the Transfer Restricted Note to be transferred consists of an interest in a Rule 144A Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the Rule 144A Global Note.

(c) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02, the Trustee shall authenticate, one or more Global Notes not bearing the Restricted Notes Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Transfer Restricted Global Notes tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Global Notes, the Registrar shall cause the aggregate principal amount of the applicable Transfer Restricted Global Notes to be reduced accordingly, and the Registrar shall deliver to the Persons designated by the Holders of Transfer Restricted Global Notes so accepted Global Notes not bearing the Restricted Notes Legend in the appropriate principal amount.

(d) [Reserved]

(e) Restricted Notes Legend. Upon the transfer, exchange or replacement of Unrestricted Notes, the Registrar shall deliver Unrestricted Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Transfer Restricted Notes, the Registrar shall deliver only Transfer Restricted Notes that bear the Restricted Notes Legend unless the Restricted Notes Legend is no longer required by this Section 2.06(e), or the Issuer determines and there is delivered to the Trustee an Opinion of Counsel and a letter of representation of the Issuer so stating that neither such legend nor the related restrictions on transfer are required or appropriate in order to ensure that subsequent transfers of the Notes are effected in compliance with the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges receipt of a Transfer Restricted Note with restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture until such time as the Restricted Notes Legend is no longer required pursuant to Section 2.06(e) and such Holder exchanges such a Transfer Restricted Note for an Unrestricted Note. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Issuer such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act until such time as the Restricted Notes Legend is no longer required pursuant to Section 2.06(e) and such Holder exchanges such a Transfer Restricted Note for an Unrestricted Note; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Issuer with respect to) the sufficiency of any such certifications, legal opinions or other information.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

Section 2.17. Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto, transfer restrictions and any registration rights agreement and additional interest with respect thereto; provided that such issuance is not otherwise prohibited by the terms of this Indenture, including Section 4.09. The Initial Notes and any Additional Notes and all Exchange Notes shall be, without limitation, treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of its Board of Directors and in an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the Issue Date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(c) whether such Additional Notes shall be Transfer Restricted Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days before a date fixed for redemption (the “redemption date”), an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price.

Section 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to any applicable legal requirements and, as applicable the procedures of the DTC); provided that no Notes of $2,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest shall cease to accrue on Notes or portions of them called for redemption. The Trustee shall make the selection not less than 35 days nor more than 60 days before a redemption date from the Notes outstanding and not previously called for redemption and shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of the Notes that have denominations larger than $2,000.

Section 3.03. Notice of Redemption. Subject to the provisions of Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Issuer shall mail or cause to be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the Redemption Price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name, telephone number and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee at least 35 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notices as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not a Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to such date. A notice of redemption may not be conditional.

Section 3.05. Deposit of Redemption of Purchase Price. On or before 10:00 a.m. (Eastern Standard Time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14 the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the Redemption Price of (including any Applicable Premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Issuer Order, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption. (a) The Notes may be redeemed, in whole or in part, at any time prior to December 1, 2015, at the option of the Issuer, at a Redemption Price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(b) All or part of the Notes are subject to redemption, at the option of the Issuer, in whole or in part, at any time on or after December 1, 2015, at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the 12month period beginning on December 1 of the years indicated:

Year	Redemption Price
2015	105.250%
2016	102.625%
2017 and thereafter	100.000%

(c) Prior to December 1, 2014, the Issuer may, with the net proceeds of one or more Equity Offerings, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) at a Redemption Price equal to 110.5% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65.0% of the principal amount of Notes (including any Additional Notes) outstanding at the time that any notes are first redeemed pursuant to this paragraph remains outstanding immediately after the occurrence of any such redemption (excluding the Notes held by the Parent, the Issuer or any Subsidiary) and that any such redemption occurs within 90 days on the date of the closing of any such Equity Offering.

Section 3.08. Mandatory Redemption. Except as set forth under Section 4.10 or Section 4.14 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offer to Purchase. In the event that the Issuer shall be required to commence an Offer to Purchase, the Issuer shall follow the procedures specified below.

Unless otherwise required by applicable law, an Offer to Purchase shall specify an Expiration Date of the Offer to Purchase, which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer, and a Purchase Date for purchase of Notes within five Business Days after the Expiration Date. On the Purchase Date, the Issuer shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.14 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Issuer shall notify the Trustee at least 10 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuer’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 10:00 a.m. (Eastern Standard Time) on each Purchase Date, the Issuer shall irrevocably deposit with the Trustee or Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.09. On the Purchase Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, subject to adjustments so that no Notes are purchased in part in an unauthorized denomination in the case of an Offer to Purchase upon an Asset Sale, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered and (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee Notes so accepted. The Issuer shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, plus any accrued and unpaid interest, if any, thereon, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Issuer Order, shall authenticate and mail or deliver at the expense of the Issuer such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. (a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Issuer or a Subsidiary thereof, holds, as of 10:00 a.m. (Eastern Standard Time), money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. In the event that Additional Interest becomes payable pursuant to the Registration Rights Agreement, the Issuer shall promptly provide an Officers’ Certificate to the Trustee specifying the amount and dates of any such payment(s).

(c) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Issuer shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Issuer hereby appoints the Trustee its agent to receive all such presentations, surrenders, notices and demands.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03. Provision of Financial Information. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will, subject to the second succeeding paragraph, file with the SEC, within the time periods specified in the SEC’s rules and regulations that would then be applicable to the Issuer:

(a) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10K if the Issuer were required to file such reports; and

(b) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the consolidated financial statements of the Issuer by the certified independent accountants of the Issuer.

If, at any time, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.03 with the SEC within the time periods specified above unless the SEC will not accept such filings. If the SEC will not accept the filings of the Issuer for any reason, the Issuer will make available the reports referred to in the preceding paragraphs to the Trustee and the Holders within the time periods that would apply if the Issuer were required to file those reports with the SEC.

In addition, unless the Issuer has filed the reports referred to in the preceding paragraph with the SEC, the Issuer will furnish to the Holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Parent may satisfy the obligations of the Issuer set forth above; provided, that (i) the information filed with the SEC or made available to Holders pursuant to this Section 4.03 shall include consolidated financial statements for the Parent, the Issuer, and its Subsidiaries and (ii) Parent does not have independent assets or operations separate from its investment, directly or indirectly, in the Issuer.

Section 4.04. Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, no Default or Event of Default has occurred during such period (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05. Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP.

Section 4.06. Stay, Extension and Usury Laws. The Issuer and each Note Guarantor covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Note Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments. (A) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Debt pursuant to the provisions described in the first paragraph of Section 4.09; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (including Restricted Payments permitted by clauses (i) and (xi) of Section 4.07(B) but excluding all other Restricted Payments permitted by Section 4.07(B)), shall not exceed the sum (without duplication) of:

(i) 100.0% of EBITDA (or if EBITDA shall be a deficit, 100.0% of such deficit) of the Issuer for the period (taken as one accounting period) from the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment less the product of 1.4 times the Issuer’s Fixed Charges for the same period; plus

(ii) 100.0% of the aggregate net proceeds (cash plus the Fair Market Value of property other than cash) received by the Issuer subsequent to the initial issuance of the Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Restricted Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Issuer, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Qualified Capital Interests or Debt sold to a Subsidiary of the Issuer), but excluding in each case the net proceeds received from the sale of (x) Capital Interests solely to the extent such amounts have been applied to Restricted Payments made in accordance with clauses (ii), (iii)(y) or (iv) of Section 4.07(B) and (y) Designated Preferred Interests; plus

(iii) 100.0% of the amount by which Debt of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of the Notes of any Debt of the Issuer for Qualified Capital Interests (other than Designated Preferred Interests) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(iv) 100.0% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, resulting from (x) payments of interest on Debt, dividends, distributions, repayments of loans or advances (but only to the extent such interest, dividends, distributions or repayments were made in cash), in each case to the Issuer or any Restricted Subsidiary from any Person (including, without limitation, an Unrestricted Subsidiary); plus

(v) 100% of the aggregate net proceeds (cash plus the Fair Market Value of marketable property other than cash) received by the Issuer from:

(A) the sale or other disposition (other than to the Issuer or to a Restricted Subsidiary) of Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary and releases of guarantees that constitute Investments (other than Permitted Investments) by the Issuers or any Restricted Subsidiary, in any case after the Issue Date; or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the amount of the Investment in such Unrestricted Subsidiary by the Issuer and its Restricted Subsidiaries made pursuant to clause (x) of Section 4.07(B) or to the extent such Investment constituted a Permitted Investment); plus

(vi) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary (other than to the extent the amount of the Investment in such Unrestricted Subsidiary by the Issuer and its Restricted Subsidiaries made pursuant to clause (x) of Section 4.07(B) or to the extent such Investment constituted a Permitted Investment).

(B) Notwithstanding the foregoing provisions of Section 4.07(A), the Issuer and its Restricted Subsidiaries may take the following actions; provided that, in the case of clause (x) of this Section 4.07(B), immediately after giving effect to such action, no Event of Default has occurred and is continuing:

(i) The payment of any dividend or other distribution on Capital Interests in the Issuer or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of Section 4.07;

(ii) the retirement of any Qualified Capital Interests of the Issuer by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of other Qualified Capital Interests of the Issuer;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Subordinated Debt of the Issuer or a Note Guarantor out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Issuer) of (x) new Subordinated Debt of the Issuer or such Note Guarantor, as the case may be, Incurred in accordance with this Indenture or (y) of Qualified Capital Interests of the Issuer;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Issuer or any of its direct or indirect parent companies, including Parent, held by employees, officers or directors or by former employees, officers or directors of the Issuer or any of its direct or indirect parent companies, including Parent, or any Restricted Subsidiary (or their estates or beneficiaries under their estates) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $5.0 million in any calendar year; provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $10.0 million in any calendar year;

(v) repurchase (including cash payments in respect of such repurchase) of Capital Interests (or the declaration and payment of distributions or dividends or the making of loans, in each case, to any direct or indirect parent of the Issuer, including Parent, to fund such repurchase): (a) deemed to occur upon the exercise of, or in connection with the exercise of, stock options, warrants or other convertible or exchangeable securities; (b) deemed to occur in connection with the vesting of equity compensation in order to satisfy related tax withholding obligations; or (c) in connection with making cash payments in lieu of fractional shares; provided, in each case, that any such cash payments shall not be for the purpose of circumventing the limitations of this provision of this Section 4.07 (as determined in good faith by the Issuer or any direct or indirect parent of the Issuer, including Parent);

(vi) the prepayment of intercompany Debt, the Incurrence of which was permitted pursuant to Section 4.09;

(vii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Issuer or any Restricted Subsidiary issued or Incurred in compliance with Section 4.09;

(viii) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Interests issued by the Issuer after the Issue Date or (b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, including Parent, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Interests of such parent issued after the Issue Date; provided, that (x) the aggregate amount of dividends paid pursuant to clauses (a) and (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Interests, and (y) in the case of each of (a) and (b) of this clause viii, that for the most recently ended Four Quarter Period for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Interests or the declaration of such dividends on such Designated Preferred Interests, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries on a consolidated basis would have had a Consolidated Total Debt Ratio of less than 6.5 to 1.0;

(ix) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any Subordinated Debt pursuant to provisions substantially similar to those contained Section 4.10 and Section 4.14 at the Purchase Price (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than 100.0% of the principal amount thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Issuer has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(x) other Restricted Payments not in excess of $30.0 million in the aggregate;

(xi) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Debt pursuant to the provisions similar to those contained in Section 4.10 and Section 4.14; provided, that all Notes tendered by Holders in connection with an Offer to Purchase upon a Change of Control or an Asset Sale, as applicable, have been repurchased, redeemed or acquired for value;

(xii) the declaration and payment of distributions or dividends, as applicable, by the Issuer or its Restricted Subsidiaries to, or the making of loans to, any direct or indirect parent, including Parent, in amounts required for any such direct or indirect parents to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and/or its Restricted Subsidiaries, as applicable (and, to the extent of the amount actually received by the Issuer (or its Restricted Subsidiaries) from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); provided, that the amount of such distributions or dividends (plus any taxes payable directly by the Issuer or its Restricted Subsidiaries) does not exceed the amount of such taxes that would have been payable directly by the Issuer and/or its Restricted Subsidiaries (and its Unrestricted Subsidiaries to the extent described above) had the Issuer been the common parent of a separate tax group that included only the Issuer and its Restricted Subsidiaries (and its Unrestricted Subsidiaries to the extent described above);

(c) customary salary, bonus, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer, including Parent, to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer, including Parent, including, without limitation, amounts due or payable under Station Contracts to the extent such fees, expenses, salaries, bonuses, indemnification obligations, other benefits and corporate overhead expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) payments relating to the settlement of, and expenses relating to, legal or administrative proceedings of the Issuer, any Restricted Subsidiary or any direct or indirect parent company of the Issuer, including Parent, that are unsecured, in an amount not to exceed $10.0 million in the aggregate; provided, that Issuer or any Restricted Subsidiary may pay amounts in excess of $10.0 million so long as there exists no Default prior to and/or after giving effect to each such payment; provided further, that such payments may only be paid so that such funds can be used to make payments relating to the settlement of and expenses relating to, legal or administrative proceedings of the Issuer, any Restricted Subsidiary or any direct or indirect parent company of the Issuer, including Parent, that are uninsured.

(xiii) the payment of dividends, other distributions and other amounts by the Issuer to, or the making of loans to, any direct or indirect parent of the Issuer, including Parent, in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Issuer, including Parent, if applicable, to pay interest and/or principal (including AHYDO Catch Up Payments) on Debt the proceeds of which have been permanently contributed to the Issuer or any Restricted Subsidiary; provided, that (w) such Debt is considered Debt of the Issuer or its Restricted Subsidiaries incurred in accordance with Section 4.09, (x) the proceeds contributed to the Issuer or such Restricted Subsidiaries shall not increase amounts available for Restricted Payments pursuant to Section 4.07(A)(c), (y) the aggregate amount of such dividends, other distributions and other amounts paid by the Issuer, together with any other payments in respect of such Debt, shall not exceed the amount of cash actually contributed to the Issuer and its Restricted Subsidiaries from the net proceeds of such Debt and (z) such dividends, other distributions and other amounts paid by the Issuer are included in the definition of “Fixed Charges.”

(C) For purposes of this Section 4.07, if any Investment or Restricted Payment could be permitted pursuant to one or more provisions described above (including Section 4.07(A)) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may classify in one or more tranches such Investment or Restricted Payment in any manner that complies with this Section 4.07 and may later reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(D) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to Section 4.07(A)(c) or Section 4.07(B)(x), in each case to the extent such Investments would otherwise be so counted.

(E) If the Issuer or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 4.10 which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to Section 4.07(A)(c), the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to Section 4.07 (A)(c).

(F) For purposes of this Section 4.07, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Section 4.08. Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries. (A) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction (other than pursuant to this Indenture, law, rules or regulation) on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests to the Issuer or any Restricted Subsidiary or pay any Debt or other obligation owed to the Issuer or any Restricted Subsidiary, (ii) make loans or advances to the Issuer or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Issuer or any Restricted Subsidiary.

(B) However, the preceding restrictions of this Section 4.08(A) will not apply to the following encumbrances or restrictions existing under or by reason of:

(i) any encumbrance or restriction in existence on the Issue Date, including those required by the New Credit Facility, or any future Debt incurred in compliance with the New Credit Facility (so long as such restrictions are not materially more restrictive, taken as a whole, than the New Credit Facility), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Issuer, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(ii) any encumbrance or restriction pursuant to an agreement or other instrument relating to an acquisition of property, or purchase money obligations in connection with any such acquisitions, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(iii) any encumbrance or restriction which exists with respect to a Person or its Subsidiaries that becomes a Restricted Subsidiary after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(iv) customary provisions restricting subletting or assignment of any lease, sublease, license, sublicense or other agreement of the Issuer or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(v) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(vi) any encumbrance or restriction by reason of applicable law or applicable rule, regulation or order;

(vii) any encumbrance or restriction under this Indenture, the Notes and the Note Guarantees;

(viii) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(x) any instrument governing Debt or Capital Interests of a Person acquired by the Issuer or any of the Restricted Subsidiaries as in effect at the time of such acquisition, merger, consolidation or amalgamation (except to the extent such Debt or Capital Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(xi) Liens securing Debt otherwise permitted to be incurred under this Indenture, including pursuant to Section 4.12, that limit the right of the debtor to dispose of the assets subject to such Liens;

(xii) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by this Indenture, which limitation is applicable only to the assets (including Capital Interests of Subsidiaries) that are the subject of such agreements;

(xiii) any such encumbrance or restriction of the type referred in clauses (i) through (iii) of Section 4.08(A) imposed by any permitted amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided, that any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrances and restrictions taken as a whole than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xiv) restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and, as determined by management of the Issuer in its reasonable and good faith judgment, will not materially impair the Issuer’s ability to make payments required under the Notes.

Section 4.09. Limitation on Incurrence of Debt and Issuance of Preferred Interests. (A) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt) and the Issuer shall not permit any of its Restricted Subsidiaries to issue any Preferred Interests; provided, that the Issuer and any of its Restricted Subsidiaries may Incur Debt (including Acquired Debt) and any of its Restricted Subsidiaries that is a Note Guarantor may issue Preferred Interests if, immediately after giving effect to the Incurrence of such Debt or the issuance of such Preferred Interests and the receipt and application of the proceeds therefrom, (a) the Consolidated Total Debt Ratio would be less than or equal to 6.5 to 1.0 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

(B) Notwithstanding the Section 4.09(A), the Issuer and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining compliance with this Section 4.09, (x) Debt outstanding under the New Credit Facility on the Issue Date shall be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” (y) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (z) except as provided above, in the event that an item of Debt or Preferred Interests meets the criteria of more than one of the types of Debt or Preferred Interests described above, including categories of Permitted Debt and the first paragraph of this Section 4.09(A), the Issuer, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt or Preferred Interests (including in more than one of the types of such Debt or Preferred Interests described above or in the definition of “Permitted Debt”).

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the forms of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this Section 4.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the Debt is Refinancing Debt.

The principal amount of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

The Issuer and any Subsidiary Guarantor shall not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Section 4.10. Limitation on Asset Sales. (A) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(ii) except in the case of any Permitted Asset Swap, at least 75.0% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes), or any Note Guarantee assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 365 days of their receipt to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (when taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that does not exceed the greater of (i) $25.0 million and (ii) 2.5% of Total Assets at time of receipt of such Designated Non-cash Consideration being measured at the time it was received and without giving effect to subsequent changes in value.

(B) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(i) to reduce or repay (a) Obligations under the New Credit Facility (and if such Obligations are revolving credit Obligations, to correspondingly reduce commitments with respect thereto), (b) Obligations under Debt (other than the New Credit Facility and Subordinated Debt) of the Issuer or any Subsidiary that is a Note Guarantor that is secured by a Lien, which Lien is permitted by this Indenture (and if such Obligations are revolving credit Obligations, to correspondingly reduce commitments with respect thereto) or (c) Obligations under other Debt (other than Subordinated Debt) of the Issuer or any Subsidiary that is a Note Guarantor (and if such Obligations are revolving credit Obligations, to correspondingly reduce commitments with respect thereto); provided that, to the extent the Issuer reduces Obligations under the Debt described in clause (c), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 3.07, through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth in the succeeding paragraph for an Offer to Purchase) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(ii) to acquire assets constituting, or any Capital Interests of a Person owning, a Permitted Business or Related Business Assets, in each case, if, after giving effect to any such acquisition, such assets or Capital Interests are owned by the Issuer or a Restricted Subsidiary or the Person owning such Permitted Business or Related Business Assets is or becomes a Restricted Subsidiary of the Issuer;

(iii)(i) to make a capital expenditure in or that is used or useful in a Permitted Business or Related Business Assets or (ii) to make expenditures for maintenance, repair or improvement of existing properties and assets, in each case, of the Issuer or a Restricted Subsidiary;

(iv) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(v) any combination of the foregoing,

provided, that if during such 365-day period the Issuer or a Restricted Subsidiary enters into a definitive agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (ii), (iii) or (iv), or any combination thereof, of Section 4.10(B) such 365-day period will be extended up to an additional 180 days with respect to the amount of Net Cash Proceeds so committed (an “Acceptable Commitment”). Pending the final application of any Net Cash Proceeds, the Issuer may temporarily reduce borrowings under any Credit Agreement or otherwise temporarily invest such Net Cash Proceeds in any manner not prohibited by this Indenture.

(C) Subject to Section 4.10(D), any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10 shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million (it being understood that the Issuer may, in its sole discretion, make an Offer to Purchase pursuant to this Section 4.10(C) prior to (i) the time that the aggregate amount of Excess Proceeds exceeds $15.0 million and/or (ii) the end of the 365-day reinvestment period or any extension thereof permitted under this Section 4.10), within 30 days thereof, the Issuer will make an Offer to Purchase to all Holders of Notes or, in the case of any other Net Cash Proceeds, to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to asset sales, in each case, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100.0% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under this Indenture. If the aggregate principal amount of Notes or Notes and other pari passu Debt (in the case of any other Net Cash Proceeds) tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Issuer or, at the request of the Issuer, the Trustee will select the Notes and the Issuer or its agent shall select the other pari passu Debt, as the case may be, to be purchased on a pro rata basis, subject to adjustments so that no Notes or other pari passu Debt is selected and repurchased in part in an unauthorized denomination. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

(D) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.11. Limitation on Transactions with Affiliates. (A) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Issuer or such Restricted Subsidiary with an unaffiliated party; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an “Independent Financial Advisor”) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Issuer and its Restricted Subsidiaries or are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(B) The foregoing limitation does not limit, and shall not apply to:

(a) Restricted Payments that are permitted by Section 4.07 of this Indenture and Permitted Investments;

(b) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of the Parent, the Issuer or a Restricted Subsidiary;

(c) payments of loans or cancellation of loans (and any related agreement, plan or arrangement) relating to compensation, fees and other benefits (including retirement, health, option, deferred compensation, employment, stock option, bonus and other benefit plans) and indemnities to officers, employees and consultants of, the Issuer, any direct or indirect parent company of the Issuer, including Parent, or any Restricted Subsidiary, in each case, in the ordinary course of business and approved by the Issuer in good faith;

(d) transactions between or among the Issuer and/or its Restricted Subsidiaries;

(e) the issuance of Capital Interests (other than Redeemable Capital Interests) of the Issuer otherwise permitted under this Indenture and the granting of registration and other customary rights in connection therewith;

(f) any agreement or arrangement as in effect on the Issue Date and any amendment, extension or modification thereto (so long as such amendment, extension or modification is not materially more disadvantageous to the holders of the Notes when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(g) any transaction in which the Issuer or a Restricted Subsidiary, as the case may be, delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the terms of such transaction are fair, from a financial point of view, to the Issuer or the relevant Restricted Subsidiary or are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer;

(h) any contribution of capital to the Issuer;

(i) arm’s-length transactions between the Issuer and/or its Restricted Subsidiaries and any direct or indirect parent company of the Issuer, including Parent, with respect to Station Contracts or the licensing of intellectual property, in each case, in the ordinary course of business;

(j) Investments in or transactions with a joint venture that is an Affiliate solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person entered into in the ordinary course of business and permitted by Section 4.07 of this Indenture;

(k) pledges of Capital Interests of Unrestricted Subsidiaries;

(l) transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, a Capital Interest in, or controls, such Person;

(m) any transaction permitted by Article 5 of this Indenture; and

(n) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and which, in the good faith judgment of the Issuer, are fair to the Issuer or such Restricted Subsidiary, as the case may be, or are on terms at least as favorable as those that would have been obtained at such time in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer.

Section 4.12. Limitation on Liens. (a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Lien of any kind with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, in each case, that secures Obligations under any Debt or any related Guarantee, except:

(1) Permitted Liens;

(2) Liens securing Subordinated Debt, if the Notes and related Guarantees are secured by a Lien on such assets or property, or income or profits therefrom, that is senior in priority to such Liens; or

(3) any other Lien, if the Notes or the Guarantees are secured by a Lien on such assets or property, or income or profits therefrom, that is equal with or senior in priority to such Liens.

(b) Section 4.12(a) shall not apply to Liens securing the Notes and the related Guarantees.

(c) Any Lien created for the benefit of the Holders pursuant to Section 4.12(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to so secure the Notes.

Section 4.13. Limitation on Activities of License Subsidiaries. If at any time a License Subsidiary does not Guarantee the Notes on a senior unsecured basis, such License Subsidiary shall not (i) incur any Debt other than (x) guarantees of Obligations under the New Credit Facility on a senior unsecured basis and (y) other Debt (other than Subordinated Debt) not to exceed, when aggregated with all other Debt (other than Subordinated Debt) incurred pursuant to this clause (y) by all other License Subsidiaries, $250,000 or (ii) create, incur, assume or suffer to exist any Liens upon any of its assets or property, income or profits therefrom, whether now owned or hereafter acquired, except Permitted Liens.

Section 4.14. Offer to Purchase Upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes under Section 3.07, the Issuer shall make an Offer to Purchase all of the Notes pursuant to the offer described below at the Purchase Price. Within 30 days following the consummation of any Change of Control, the Issuer shall deliver notice of such Offer to Purchase, with a copy to the Trustee, to each Holder in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes for the Purchase Price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. If such notice is delivered prior to the occurrence of a Change of Control, such notice shall state that the Offer to Purchase is conditional on the occurrence of such Change of Control.

On the date specified in the notice for the payment of the Purchase Price, the Issuer shall, to the extent permitted by law,

(a) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Offer to Purchase;

(b) deposit with the Paying Agent an amount equal to the aggregate Purchase Price in respect of all Notes or portions thereof so tendered; and

(c) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted.

The Paying Agent shall promptly deliver to each Holder the Purchase Price for any such Notes properly tendered, and the Trustee shall cause to be transferred by book entry (or promptly authenticate and deliver in the case of certificated Notes) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Offer to Purchase on or as soon as practicable after the Expiration Date.

The Issuer shall not be required to make an Offer to Purchase following a Change of Control if a third party, including the Parent, makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase. Notwithstanding anything to the contrary herein, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Offer to Purchase.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of Notes pursuant to an Offer to Purchase upon a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.15. Suspension of Covenants. Following the first day on which:

(a) the Notes have an Investment Grade Rating from both of the Rating Agencies, and

(b) no Default has occurred and is continuing under this Indenture,

the Issuer and its Restricted Subsidiaries shall not be subject to the provisions of this Indenture summarized under the following Sections (collectively, the “Suspended Covenants”):

•	Section 4.07,

•	Section 4.08,

•	Section 4.09,

•	Section 4.10,

•	Section 4.11 and

•	Section 5.01(A)(iii).

On any date on which the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or a Default or Event of Default occurs and is continuing, then the Suspended Covenants shall be immediately reinstated as if such covenants had never been suspended (such date, the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence). The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Debt incurred during the Suspension Period shall be classified by the Issuer to have been incurred pursuant to clause (iv) of the definition of “Permitted Debt,” provided, that all Debt outstanding on the Reinstatement date under any Credit Agreement shall be deemed Incurred under clause (i) of the definition of “Permitted Debt” (up to the maximum amount of such Debt permitted by such clause and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reinstatement Date).

On the Reinstatement Date, all Restricted Payments made during the Suspension Period shall be classified as having been made pursuant to Section 4.07(A), at the Issuer’s option, any of the clauses of Section 4.07(B) or of the definition of “Permitted Investments.” For purposes of determining compliance with Section 4.10, the Excess Proceeds from all Asset Sales not applied in accordance with Section 4.10(C) shall be deemed to be reset to zero after the Reinstatement Date.

No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Registration Rights Agreement, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the

Issuer or any of the Note Guarantors shall bear any liability for, any actions taken or events occurring during, the Suspension Period (or (i) upon termination thereof or (ii) thereafter, in each case based solely upon events that occurred during the Suspension Period, including, any actions taken at any time pursuant to any contractual obligation arising or entered into prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period).

During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries; provided, that at the time of such designation, the Issuer would be permitted to designate such Subsidiary to be an Unrestricted Subsidiary under Section 4.19 as if Section 4.07 and Section 4.09 had been in effect throughout the Suspension Period.

The Issuer shall provide an Officers’ Certificate to the Trustee indicating the occurrence of any Suspension Period or Reinstatement Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer’s future compliance with its covenants or (iii) notify the Holders of any covenant suspension or Reinstatement Date.

Section 4.16. [Reserved].

Section 4.17. [Reserved].

Section 4.18. Additional Note Guarantees. On and after the Issue Date, the Issuer will cause each of its domestic Restricted Subsidiaries that guarantees any Obligations under the New Credit Facility to guarantee the Notes and the Issuer’s other obligations under this Indenture on a senior unsecured basis, other than the Issuer’s License Subsidiaries, which will guarantee the Notes on a senior subordinated unsecured basis as provided in Article 12; provided that, subject to Section 11.07, if a domestic Restricted Subsidiary ceases to qualify as a License Subsidiary because it ceases to satisfy the definition thereof, the Issuer shall cause such domestic Restricted Subsidiary to promptly guarantee the Notes on a senior unsubordinated unsecured basis.

After the Issue Date, the Issuer shall cause each future direct or indirect parent of the Issuer that is a subsidiary of the Parent to guarantee the Notes and the Issuer’s other obligations under this Indenture on a senior unsecured basis, if such future direct or indirect parent of the Issuer that is a subsidiary of the Parent guarantees Obligations under the New Credit Facility.

Section 4.19. Limitation on Creation of Unrestricted Subsidiaries. The Issuer may create or designate any Subsidiary of the Issuer to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(a) any Subsidiary designated as such by the Issuer as set forth below; and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary to be an Unrestricted Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Issuer; provided that (x) the Issuer could make a Restricted Payment and/or Permitted Investment in one or more tranches in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to Section 4.07 and such amount is thereafter treated as a Restricted Payment or Permitted Investment for the purpose of calculating the amount available for making a Restricted Payment under Section 4.07, (y) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries, has not at the time of designation, and does not thereafter, create, Incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary and (z) such designation would not cause a Default or Event of Default.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under Section 4.09 and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 4.12. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

ARTICLE 5

SUCCESSORS

Section 5.01. Consolidation, Merger, Conveyance, Transfer or Lease.

(A) Transactions Involving the Issuer. The Issuer will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Issuer in which the Issuer is the continuing Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Issuer shall be the continuing Person or (b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Issuer (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Issuer under this Indenture;

(ii) immediately after such transaction or series of transactions, no Default or Event of Default exists that shall not have been cured or waived;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, either (a) the Issuer (or the Surviving Entity if the Issuer is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under Section 4.09(A) or (b) the Consolidated Total Debt Ratio of the Issuer (or the Surviving Entity if the Issuer is not continuing) would be no greater than immediately prior to such transaction or series of transactions; and

(iv) the Issuer delivers, or causes to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of this Indenture.

The preceding clauses (ii), (iii) and (iv) will not apply to:

(a) a merger between the Issuer and a Restricted Subsidiary or any transfer of all or part of the assets of the Issuer or any Restricted Subsidiary among each other; or

(b) a merger between the Issuer and an Affiliate incorporated solely for the purpose of converting the Issuer into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Issuer and its Restricted Subsidiaries is not increased thereby, except for Debt incurred in the ordinary course of business to pay fees, expenses and other costs associated with such transaction.

(B) Transactions Involving the Subsidiary Guarantors. No Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default exists that shall not have been cured or waived; and

(ii) either (a) the Person acquiring the property in any such sale or disposition of the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture or (b) the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10(C).

The preceding clauses (i) and (ii) will not apply to a merger between the Issuer and any Subsidiary Guarantor or between Subsidiary Guarantors or any transfer of all or part of the assets of the Issuer or any Subsidiary Guarantor to the Issuer or any Subsidiary Guarantor.

For all purposes of this Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Issuer and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Section 5.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer (and, if necessary, any co-issuer) is merged or to which such sale, assignment, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and shall exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that in the event of a lease, the predecessor Issuer shall not be released from the obligation to pay this principal, premium on, if any, and interest, if any, or other obligations on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. Each of the following shall be an “Event of Default” under this Indenture:

(i) default in the payment in respect of the principal of (or premium, if any, on) any Note at its maturity (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(ii) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(iii) failure to perform or comply with Section 5.01;

(iv) except as permitted by this Indenture, (a) any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, in full force and effect and enforceable in accordance with its terms (except as specifically provided in this Indenture) for a period of 30 days after written notice thereof by the Trustee or the Holders of 25.0% in principal amount of the outstanding Notes or (b) the Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason be asserted by any Note Guarantor or the Issuer not to be in full force and effect and enforceable in accordance with its terms;

(v) default in the performance, or breach, of any covenant or agreement of the Issuer or any Note Guarantor in this Indenture (other than a covenant or agreement, a default in whose performance or whose breach is specifically dealt with in clauses (i), (ii), (iii) or (iv) above) and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% in aggregate principal amount of the outstanding Notes;

(vi) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Issuer or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $30.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $30.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(vii) the entry against the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $30.0 million (net of amounts covered by insurance or bonded), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(viii) (a) the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(1) voluntarily commences proceedings to be adjudicated bankrupt or insolvent

(2) consents to the institution of bankruptcy or insolvency proceedings against it in an involuntary case, or to the filing against it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(3) consents to the appointment of a custodian or other similar official of it or for all or substantially all of its property;

(4) makes a general assignment for the benefit of its creditors; or

(5) generally is not paying its debts as they become due; or

(b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Issuer, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent in an involuntary case;

(2) appoints a custodian or other similar official of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(3) orders the liquidation, dissolution or winding up of the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and, in the case of Section 6.01(b)(1), (2) or (3), the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(ii) with respect to the Issuer) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25.0% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Issuer (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 6.01(vi) has occurred and has not been cured or waived, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the Debt that is the basis for such Event of Default has been discharged, the event of default or payment default triggering such Event of Default pursuant to Section 6.01(vi) shall be remedied or cured by the Issuer or a Restricted Subsidiary of the Issuer or waived by the holders of the relevant Debt within 30 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause 6.01(viii) above occurs with respect to the Issuer, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest on the Notes or to enforce the performance of any provision of the Notes and this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any existing or past default under this Indenture and its consequences hereunder, except a continuing Default or Event of Default:

(a) in any payment in respect of the principal of (or premium, if any) or interest on the Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase), except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes, including any related waiver of the payment default that resulted from such acceleration and its consequences (provided, that such rescission or waiver would not conflict with any judgment of a court or competent jurisdiction); or

(b) in respect of a covenant or provision contained in this Indenture or any Guarantee which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture.

Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06. Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Issuer;

(b) the Holders of at least 25.0% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security, in each case, reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of, if requested, indemnity or security; and

(e) during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

The Trustee may refuse to follow any direction that conflicts with the law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable upon Notes or on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. Any money or property collected by the Trustee pursuant to this Article 6 and any money or other property distributable in respect of the Issuer’s obligations under this Indenture after an Event of Default pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the Trustee (including any predecessor Trustee), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall be under a duty to examine the certificates and opinions specifically required to be furnished to it to determine whether or not they conform on their face to the form requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof or otherwise in accordance with the direction of the Holders of a majority in principal amount of outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee, as applicable, security and indemnity satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee. (a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance on the advice or opinion of such counsel or on any Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Note Guarantor shall be sufficient if signed by an Officer of the Issuer or such Note Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer or any Note Guarantor, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections and benefits given to the Trustee, including its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Persons employed to act hereunder.

(i) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and Section 7.11 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for or make any representation as to the validity or adequacy of this Indenture or the Notes and shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital in any document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication on the Notes.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after knowledge by the Trustee. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium on, if any, or interest, if any, on any Note) if a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders of the Notes. Within 60 days after each November 1 beginning with the November 1, 2012, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

Section 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a separate fee agreement. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Note Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.07 shall include its officers, directors, stockholders, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and the Note Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, the Note Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence, bad faith or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer and the Note Guarantors shall not relieve the Issuer and any of the Note Guarantors of their obligations hereunder. The Issuer or such Note Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of one such counsel. Neither the Issuer nor any the Note Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Note Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

Without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(viii) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under and the Lien provided for in Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its Affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer or the Note Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11. Preferential Collection of Claims Against the Issuer. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12. Trustee’s Application for Instructions from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than 20 Business Days after the date any officer of the Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.13. Limitation of Liability. In no event shall the Trustee, in its capacity as such or as Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought. The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including force majeure events; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. The provisions of this Section 7.13 shall survive satisfaction and discharge or the termination for any reason of this Indenture and the resignation or removal of the Trustee.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at any time, at the option of its Board of Directors evidenced by a Board Resolution, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and have each Note Guarantor’s obligation discharged with respect to its Note Guarantee and cure all then-existing Events of Default (hereinafter, “legal defeasance”). For this purpose, legal defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04(a); (b) the Issuer’s obligations with respect to such Notes under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 2.11 and 4.02 hereof; (c) the rights, powers, trusts, duties and immunities of the Trustee, including under Sections 7.07, 8.05 and 8.07 hereof and the Issuer’s obligations in connection therewith; (d) the Issuer’s rights pursuant to Section 3.07; and (e) the provisions of this Article 8. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Note Guarantors shall, subject to the satisfaction of the conditions set forth in

Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.18, 4.19 and 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “covenant defeasance” and, together with legal defeasance, “defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer or any of its Note Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iv), 6.01(v), 6.01(vi), 6.01(vii) and 6.01(viii) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Issuer (or in the event the Parent is satisfying the obligations of the Issuer under Section 4.03 hereof, the Parent) and its Restricted Subsidiaries) would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.

Section 8.04. Conditions to Legal Defeasance or Covenant Defeasance.

In order to exercise either legal defeasance or covenant defeasance under either Section 8.02 or 8.03 hereof to the outstanding Notes:

(a) the Issuer must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Issuer has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer) the redemption date thereof, as the case may be, in accordance with the terms of this Indenture and such Notes;

(b) in the case of legal defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) stating that, and based thereon such opinion shall state, subject to customary assumptions and exclusions, that the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes, as applicable, as a result of such deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(c) in the case of covenant defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, subject to customary assumptions and exclusions, the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(d) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(e) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the New Credit Facility or any other material agreement or material instrument (other than this Indenture) to which the Issuer is a party or by which the Issuer is bound; and

(f) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that, subject to customary assumptions and exclusions, all conditions precedent with respect to such legal defeasance or covenant defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and non-callable U.S. government obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. government obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any money or non-callable U.S. government obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 8.06. Repayment to Issuer. Subject to applicable unclaimed property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. government obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Note Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.08. Discharge. The Issuer and the Note Guarantors may terminate the obligations under this Indenture (a “Discharge”) when:

(a) either: (A) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, in U.S. dollars, in cash, in securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(b) the Issuer has paid or caused to be paid all other sums then due and payable under this Indenture by the Issuer;

(c) the deposit will not result in a breach or violation of, or constitute a default under any material instrument (other than this Indenture) to which the Issuer or any Note Guarantor is a party or by which the Issuer or any Note Guarantor is bound;

(d) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge under this Indenture have been satisfied.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of the Notes. Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuer, any Note Guarantor and the Trustee, at any time and from time to time, may amend or supplement this Indenture and any Note Guarantee or Notes for any of the following purposes:

(a) to evidence the succession of another Person to the Issuer or any Note Guarantor and the assumption by any such successor of the covenants of the Issuer or such Note Guarantor in this Indenture, Note Guarantees and in the Notes;

(b) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(c) to add to the covenants for the benefit of the Holders, or to surrender any right or power herein conferred upon the Issuer or any Note Guarantor;

(d) to add additional Events of Default;

(e) to provide for uncertificated Notes in such series in addition to or in place of the certificated Notes;

(f) to comply with the requirements of the SEC in order to effect or maintain any qualification of this Indenture under the Trust Indenture Act;

(g) to evidence and provide for the acceptance of appointment under this Indenture by a successor Trustee;

(h) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(i) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the administration of the Notes or the issuance of Additional Notes, provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of the Holders to transfer Notes, as determined in good faith by the Issuer;

(j) to add a Note Guarantor or to release a Note Guarantor in accordance with this Indenture, or to modify this Indenture in connection with the addition of a Note Guarantee;

(k) to cure any ambiguity, defect, omission, mistake or inconsistency;

(l) to comply with Section 5.01;

(m) to make any other provisions with respect to matters or questions arising under this Indenture; provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Issuer; or

(n) to conform the text of this Indenture a Note Guarantee or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in the “Description of Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of this Indenture, (including a Note Guarantee) or Notes.

Section 9.02. With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Issuer, the Note Guarantors and the Trustee may amend or supplement this Indenture, (including any Note Guarantee) and the Notes (together with the other consents required thereby) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or (including any Note Guarantee) or the Notes or of modifying in any manner the rights of the Holders of the Notes under this Indenture (including any Note Guarantee), including the definitions herein; provided, however, that no such supplemental indenture, modification or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

(a) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the coin or currency in which any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (except to alter or waive provisions in Section 4.10 and Section 4.14) (other than as provided in clause (f) below) or to modify the definition of “Change of Control”);

(b) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults thereunder and their consequences) provided for in this Indenture;

(c) subordinate, in right of payment, the Notes to any other Debt of the Issuer;

(d) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby;

(e) release any Guarantees required to be maintained under this Indenture (other than in accordance with the terms of this Indenture); or

(f) amend, change or modify the obligation of the Issuer to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with Section 4.10 after the obligation to make such Offer to Purchase has arisen, or the obligation of the Issuer to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with Section 4.14 after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto (other than as provided in clause (a) above).

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any existing past default under this Indenture and its consequences, except a default:

(i) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Issuer), except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration (provided, that such rescission or waiver would not conflict with any judgment of a court or competent jurisdiction); or

(ii) in respect of a covenant or provision contained in this Indenture or any Guarantee which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective unless an earlier date for revocation has been set by the Issuer. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.05 hereof or (ii) such other date as the Issuer shall designate.

Section 9.04. Notation on or Exchange of Notes. The Issuer or the Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer and the Note Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been met or waived.

ARTICLE 10

[RESERVED]

ARTICLE 11

NOTE GUARANTEES

Section 11.01. Note Guarantees. (a) Each Note Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b) Each Note Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Note Guarantor.

(c) Each Note Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Note Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture. Each of the Note Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Note Guarantors to enforce such Note Guarantor’s Note Guarantee without first proceeding against the Issuer or any other Note Guarantor. Each Note Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Note Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Note Guarantor, or any custodian or other similar official acting in relation to the Issuer or any Note Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Note Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Note Guarantor further agrees that, as between each Note Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Note Guarantor for the purpose of the Note Guarantee of such Note Guarantor.

Section 11.02. Execution and Delivery of Note Guarantee.

(a) Each Note Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, any supplemental indenture substantially in the form of Exhibit B hereto executed on behalf of such Note Guarantor by an Officer thereof in accordance with Section 4.18 shall evidence its Note guarantee set forth in Section 11.01 without the need for any further notation on the Notes. Upon the execution and delivery of this Indenture or any such supplemental indenture, if applicable, the Note Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Note Guarantors.

(b) Each Note Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If an officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Note Guarantors.

(e) If required by Section 4.18, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.18 and this Article 11, to the extent applicable.

Section 11.03. Severability. In case any provision of this Article 11 or Article 12 shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.04. Limitation of Guarantors’ Liability. Each Note Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Note Guarantee of such Note Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Note Guarantors hereby irrevocably agree that the obligations of such Note Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee, result in the obligations of such Note Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 11.05. [Reserved.]

Section 11.06. No Setoff or Counterclaim. The obligations of each Note Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Note Guarantor hereunder which may not be recoverable from such Note Guarantor on the basis of a Note Guarantee shall be recoverable from such Note Guarantor as a primary obligor and principal debtor in respect thereof.

Section 11.07. Release of a Note Guarantor. The Note Guarantee of a Note Guarantor will be automatically and unconditionally released:

(a) in the case of a Subsidiary Guarantor in the event of a sale or other transfer (including by way of consolidation or merger) of Capital Interests in such Note Guarantor following which the Subsidiary Guarantor ceases to be a Restricted Subsidiary or the sale of all or substantially all of the assets of such Note Guarantor in compliance with the terms of this Indenture;

(b) upon the release or discharge of the guarantee by such Note Guarantor with respect to the New Credit Facility;

(c) upon the designation of such Note Guarantor as an Unrestricted Subsidiary in compliance with Section 4.19; or

(d) in connection with a legal defeasance or covenant defeasance of this Indenture or upon satisfaction and discharge of this Indenture.

Any Note Guarantor not so released shall remain liable for the full amount of principal and interest on the Noted as provided in this Indenture.

Section 11.08. Benefits Acknowledged. Each Note Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to this Indenture (including its Note Guarantee) are knowingly made in contemplation of such benefits.

Section 11.09. Future Guarantors. Each Person that is required to become a Note Guarantor after the Issue Date pursuant to Section 4.18 shall promptly execute and deliver to the Trustee a supplemental indenture, substantially in the form of Exhibit B hereto, pursuant to which such Person shall become a Note Guarantor.

ARTICLE 12

SUBORDINATION OF NOTE GUARANTEES OF LICENSE SUBSIDIARIES

Section 12.01. Guarantee Obligations of License Subsidiaries Subordinated to New Credit Facility and Other License Subsidiary Guarantee Obligations. Anything herein to the contrary notwithstanding, each of the License Subsidiary Guarantors, for itself and its successors, and each Holder, by his, her or its acceptance of the License Subsidiary Guarantees, agrees that the payment of all Obligations owing to the Holders in respect of its License Subsidiary Guarantee (collectively, as to any such License Subsidiary, its “License Subsidiary Guarantee Obligations”) is subordinated, to the extent and in the manner provided in this Article 12, to the prior payment in full in cash of all Obligations on all existing and future Debt under the New Credit Facility (such Debt, collectively, the “License Subsidiary Guarantor Senior Debt”).

This Article 12 shall constitute a continuing offer to all Persons who become administrative agent under or holders of License Subsidiary Guarantor Senior Debt, and such provisions are made for the benefit of the administrative agent under and holders of such License Subsidiary Guarantor Senior Debt and such administrative agent and holders are made obligees hereunder and any one or more of them may enforce such provisions.

Section 12.02. Suspension of License Subsidiary Guarantee Obligations When the New Credit Facility or Other Senior Debt Is in Default.

(a) Unless Section 12.03 shall be applicable, if any payment default occurs and is continuing on Obligations with respect to the License Subsidiary Guarantor Senior Debt (whether at maturity, upon redemption, by declaration, acceleration or otherwise), then no payment or distribution of any kind or character shall be made by or on behalf of such License Subsidiary Guarantor or any other Person on its behalf with respect to any License Subsidiary Guarantee Obligations or to acquire any of the Notes for cash or property or otherwise, until such payment default shall have been cured or waived or shall have ceased to exist or the License Subsidiary Guarantor Senior Debt shall have been paid in full in cash, after which such License Subsidiary Guarantor shall (subject to the other provisions of this Article 12) resume making any and all required payments in respect of its obligations under its License Subsidiary Guarantee, including any missed payments. For the avoidance of doubt, it being understood that any payment by the Issuer or any Subsidiary Guarantor that is not a License Subsidiary Guarantor is not restricted by this Article 12.

(b) In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by the foregoing provisions of this Section 12.02, and such prohibition is actually known to the Trustee or any Holder at the time of receipt of such payment or distribution, such payment shall be held for the benefit of, and shall be paid over or delivered to, the administrative agent under or holders of License Subsidiary Guarantor Senior Debt, or their respective representatives, for application in accordance with the terms of such License Subsidiary Guarantor Senior Debt. The Trustee shall be entitled to rely on information regarding amounts then due and owing on the License Subsidiary Guarantor Senior Debt, if any, received in writing from the administrative agent under or holders of License Subsidiary Guarantor Senior Debt (or their respective representatives) or, if such information is not received from such administrative agent, holders or their representatives, from the Issuer or a License Subsidiary Guarantor, and only amounts included in the written information provided to the Trustee shall be paid to the administrative agent under or holders of License Subsidiary Guarantor Senior Debt.

Section 12.03. License Subsidiary Guarantee Obligations Subordinated to Prior Payment of All License Subsidiary Guarantor Senior Debt on Dissolution, Liquidation or Reorganization of Such License Subsidiary Guarantor.

(a) Upon any payment or distribution of assets of any License Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of such License Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to such License Subsidiary Guarantor or its property, whether voluntary or involuntary, all Obligations due or to become due upon all License Subsidiary Guarantor Senior Debt shall first be paid in full in cash (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed claim in any such proceeding) before any payment or distribution of any kind or character is made on account of any License Subsidiary Guarantee Obligations or for the acquisition of any of the Securities for cash or property or otherwise. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of such License Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by such License Subsidiary Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders or by the Trustee under this Indenture if received by them, directly to the administrative agent under or holders of License Subsidiary Guarantor Senior Debt, or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such License Subsidiary Guarantor Senior Debt may have been issued, as their respective interests may appear, for application to the payment, in accordance with its terms, of License Subsidiary Guarantor Senior Debt remaining unpaid until all such License Subsidiary Guarantor Senior Debt has been paid in full in cash after giving effect to any concurrent payment, distribution or provision therefor to or for the administrative agent under or holders of License Subsidiary Guarantor Senior Debt.

(b) To the extent any payment of License Subsidiary Guarantor Senior Debt (whether by or on behalf of a License Subsidiary Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the License Subsidiary Guarantor Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

(c) It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding paragraph) of a License Subsidiary Guarantor’s obligation to make any distribution or payment pursuant to any License Subsidiary Guarantor Senior Debt, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such License Subsidiary Guarantor Senior Debt in cash, shall have no force or effect for purposes of the subordination provisions contained in this Article 12, with any turnover of payments as otherwise calculated pursuant to this Article 12 to be made as if no such diminution had occurred.

(d) In the event that, notwithstanding the foregoing, any payment or distribution of assets of any License Subsidiary Guarantor of any kind or character, whether in cash, property or securities, shall be received by the Trustee or any Holder when such payment or distribution is prohibited by this Section 12.03, and such prohibition is actually known to the Trustee or any Holder at the time of receipt of such payment or distribution, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the administrative agent under or holders of License Subsidiary Guarantor Senior Debt (pro rata to such holders on the basis of the respective amount of License Subsidiary Guarantor Senior Debt held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such License Subsidiary Guarantor Senior Debt may have been issued, as their respective interests may appear, for application to the payment of License Subsidiary Guarantor Senior Debt remaining unpaid until all such License Subsidiary Guarantor Senior Debt has been paid in full in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such License Subsidiary Guarantor Senior Debt.

(e) The consolidation of any License Subsidiary Guarantor with, or the merger of any License Subsidiary Guarantor with or into, another Person or the liquidation or dissolution of a License Subsidiary Guarantor following the conveyance or transfer of all or substantially all of its assets, to another Person upon the terms and conditions provided in Article 5 and as long as permitted under the terms of the License Subsidiary Guarantor Senior Debt shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 12.03.

Section 12.04. Payments May Be Paid Prior to Dissolution. Nothing contained in this Article 12 or elsewhere in this Indenture shall prevent (1) any License Subsidiary Guarantor, except under the conditions described in Sections 12.02 and 12.03, from making payments at any time for the purpose of making payments on License Subsidiary Guarantee Obligations, or from depositing with the Trustee any moneys for such payments, or (2) in the absence of actual knowledge by the Trustee that a given payment would be prohibited by Section 12.02 or 12.03, the application by the Trustee of any moneys deposited with it for the purpose of making such payments on License Subsidiary Guarantee Obligations to the Holders entitled thereto unless at least one Business Day prior to the date upon which such payment would otherwise become due and payable a Responsible Officer shall have actually received the written notice provided for in Section 12.07 (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Sections 12.02 or 12.03 (and any such payments) shall otherwise be subject to the provisions of Section 12.02 and Section 12.03). Each License Subsidiary Guarantor shall give prompt written notice to the Trustee of any dissolution, winding-up, liquidation or reorganization of such License Subsidiary Guarantor, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein.

Section 12.05. Holders of License Subsidiary Guarantee Obligations To Be Subrogated to Rights of Holders of License Subsidiary Guarantor Senior Debt. Subject to the payment in full in cash of all License Subsidiary Guarantor Senior Debt, the Holders of License Subsidiary Guarantee Obligations of any License Subsidiary Guarantor shall be subrogated to the rights of the administrative agent under or holders of License Subsidiary Guarantor Senior Debt of such License Subsidiary Guarantor to receive payments or distributions of cash, property or securities of such License Subsidiary Guarantor applicable to such License Subsidiary Guarantor Senior Debt until all amounts owing on or in respect of the

License Subsidiary Guarantee Obligations shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of such License Subsidiary Guarantor Senior Debt by or on behalf of such License Subsidiary Guarantor, or by or on behalf of the Holders by virtue of this Article 12, which otherwise would have been made to the Holders shall, as between such License Subsidiary Guarantor and the Holders, be deemed to be a payment by such License Subsidiary Guarantor to or on account of such License Subsidiary Guarantor Senior Debt, it being understood that the provisions of this Article 12 are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the administrative agent under or holders of License Subsidiary Guarantor Senior Debt, on the other hand.

Section 12.06. Obligations of the License Subsidiary Guarantors Unconditional. Nothing contained in this Article 12 or elsewhere in this Indenture or in the License Subsidiary Guarantees is intended to or shall impair, as among the License Subsidiary Guarantors, their creditors other than the administrative agent under or holders of License Subsidiary Guarantor Senior Debt, and the Holders, the obligation of the License Subsidiary Guarantors, which is absolute and unconditional, to pay to the Holders all amounts due and payable under the License Subsidiary Guarantees as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the License Subsidiary Guarantors other than the holders of the License Subsidiary Guarantor Senior Debt, nor shall anything herein or therein prevent any Holder or the Trustee on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, in respect of cash, property or securities of the License Subsidiary Guarantors received upon the exercise of any such remedy.

Section 12.07. Notice to Trustee. Each License Subsidiary Guarantor shall give prompt written notice to a Responsible Officer of the Trustee at its address set forth in Section 13.02 of any fact known to such License Subsidiary Guarantor which would prohibit the making of any payment to or by the Trustee in respect of the License Subsidiary Guarantees pursuant to the provisions of this Article 12, although any delay or failure to give any such notice shall have no effect on the subordination provisions contained herein. Regardless of anything to the contrary contained in this Article 12 or elsewhere in this Indenture, the Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to any License Subsidiary Guarantor Senior Debt or of any other facts which would prohibit the making of any payment to or by the Trustee unless and until the Trustee shall have received notice in writing from a License Subsidiary Guarantor, or from a holder of License Subsidiary Guarantor Senior Debt or a representative therefor, and, prior to the receipt of any such written notice, the Trustee shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Section 12.02 and/or 12.03 (and the respective such payments) shall otherwise be subject to the provisions of Section 12.02 and Section 12.03). The Trustee shall be entitled to rely on the delivery to it of any notice pursuant to this Section 12.07 to establish that such notice has been given by a holder of License Subsidiary Guarantor Senior Debt (or a representative therefor). If the Trustee shall not have received, at or prior to noon New York time on the Business Day prior to the date upon which by the terms hereof any such monies may become payable for any purpose, the notice provided for in this Section, then anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to (but no affirmative obligation to) receive such monies and to apply the same to the purpose for which they were received and shall not be effected by any notice to the contrary which may be received by it after noon New York time on the Business Day prior to such date (provided that, notwithstanding the foregoing, the Holders receiving any payments made in contravention of Section 12.02 and/or 12.03 (and the respective such payments) shall otherwise be subject to the provisions of Section 12.02 and Section 12.03).

In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of License Subsidiary Guarantor Senior Debt to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amounts of License Subsidiary Guarantor Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 12, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 12.08. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of a License Subsidiary Guarantor referred to in this Article12, the Trustee, subject to the provisions of Article Seven hereof, and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any insolvency, bankruptcy, receivership, dissolution, winding-up, liquidation, reorganization or similar case or proceeding is pending, or upon a certificate of the trustee in bankruptcy, liquidating trustee, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the License Subsidiary Guarantor Senior Debt and other Debt of such License Subsidiary Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12.

Section 12.09. Trustee’s Relation to License Subsidiary Guarantor Senior Debt. The Trustee and any agent of a License Subsidiary Guarantor or the Trustee shall be entitled to all the rights set forth in this Article 12 with respect to any License Subsidiary Guarantor Senior Debt which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of License Subsidiary Guarantor Senior Debt and nothing in this Indenture shall deprive the Trustee or any such agent of any of its rights as such holder. With respect to the administrative agent under or holders of License Subsidiary Guarantor Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 12, and no implied covenants or obligations with respect to the administrative agent under or holders of License Subsidiary Guarantor Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the administrative agent under or holders of License Subsidiary Guarantor Senior Debt and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Securities or to the Company or to any other person cash, property or securities to which any administrative agent under or holders of License Subsidiary Guarantor Senior Debt shall be entitled by virtue of this Article 12 or otherwise.

Whenever a distribution is to be made or a notice given to holders or owners of License Subsidiary Guarantor Senior Debt, the distribution may be made and the notice may be given to their representative, if any.

Section 12.10. Subordination Rights Not Impaired by Acts or Omissions of the License Subsidiary Guarantors or Holders of License Subsidiary Guarantor Senior Debt. No right of any present or future holders of any License Subsidiary Guarantor Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any License Subsidiary Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any License Subsidiary Guarantor with the terms of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of License Subsidiary Guarantor Senior Debt may, at any time and from time to time, without the consent of or notice to the Trustee or any Holder of a Security, without incurring responsibility to the Trustee or the Holders of the Securities and without impairing or releasing the subordination provided in this Article 12 or the obligations hereunder of the Holders of the Securities to the holders of License Subsidiary Guarantor Senior Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, License Subsidiary Guarantor Senior Debt, or otherwise amend or supplement in any manner License Subsidiary Guarantor

Senior Debt, or any instrument evidencing the same or any agreement under which License Subsidiary Guarantor Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing License Subsidiary Guarantor Senior Debt; (iii) release any Person liable in any manner for the payment or collection of License Subsidiary Guarantor Senior Debt; and (iv) exercise or refrain from exercising any rights against the License Subsidiary Guarantors and any other Person.

Section 12.11. Holders Authorize Trustee To Effectuate Subordination of License Subsidiary Guarantee Obligations. Each Holder of License Subsidiary Guarantee Obligations by its acceptance of them authorizes and expressly directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate, as between the administrative agent under or holders of License Subsidiary Guarantor Senior Debt and the Holders, the subordination provided in this Article 12, and appoints the Trustee its attorney-in-fact for such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of any proceedings or upon an assignment for the benefit of credits or otherwise) tending towards liquidation of the business and assets of any License Subsidiary Guarantor, the filing of a claim for the unpaid balance under its License Subsidiary Guarantee Obligations and accrued interest in the form required in those proceedings.

If the Trustee does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the License Subsidiary Guarantor Senior Debt or their representative are or is hereby authorized to have the right to file and are or is hereby authorized to file an appropriate claim for and on behalf of the Holders of said License Subsidiary Guarantee Obligations; provided that a claim or proof of debt filed by the Trustee prior to such expiration shall supersede any claim or proof of debt filed by such holders of the License Subsidiary Guarantor Senior Debt or such representative. Nothing herein contained shall be deemed to authorize the Trustee or the administrative agent under or holders of License Subsidiary Guarantor Senior Debt or their representative to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the License Subsidiary Guarantee Obligations or the rights of any Holder thereof, or to authorize the Trustee or the administrative agent under or holders of License Subsidiary Guarantor Senior Debt or their representative to vote in respect of the claim of any Holder in any such proceeding.

Section 12.12. This Article 12 Not To Prevent Events of Default. The failure to make a payment on account of principal of or interest on the License Subsidiary Guarantees by reason of any provision of this Article 12 will not be construed as preventing the occurrence of an Event of Default.

Section 12.13. Trustee’s Compensation Not Prejudiced. Nothing in this Article 12 will apply to amounts due to the Trustee in its capacity as such pursuant to other sections of this Indenture.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 13.02. Notices. Any notice or communication by the Issuer, any Note Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Issuer or any Note Guarantor:

Entercom Radio, LLC

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Facsimile: 610-660-5641

Attention: John C. Donlevie

With a copy to:

Latham & Watkins LLP

233 South Wacker Suite 5800

Chicago, Illinois 60613

Facsimile: 312-993-9767

Attention: Roderick O. Branch

If to the Trustee:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Facsimile: 612-217-5651

Attention: Entercom Radio, LLC Administrator

The Issuer, the Note Guarantors and the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery. All notices and communications to the Trustee shall only be deemed to have been duly given upon receipt by a Responsible Officer of the Trustee.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that, the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced on or before delivery of any such instructions or directions whenever a person is to be added or deleted from the listing. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Note Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Trustee shall be entitled to receive:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, stockholder, general or limited partner, member or incorporator, past, present or future, of the Issuer or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Issuer under the Notes, any Note Guarantee or this Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner, member or incorporator.

Section 13.08. Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors. All agreements of the Issuer and the Note Guarantors in this Indenture and the Notes and the Note Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

Section 13.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Holder list maintained under Section 2.05 hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Signatures on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

ENTERCOM RADIO, LLC

By:	/s/ John C. Donlevie
Name:	John C. Donlevie
Title:	Executive Vice President

ENTERCOM COMMUNICATIONS CORP. as Parent

By:	/s/ John C. Donlevie
Name:	John C. Donlevie
Title:	Executive Vice President

DELAWARE EQUIPMENT HOLDINGS, LLC	ENTERCOM MEMPHIS, LLC
ENTERCOM AUSTIN, LLC	ENTERCOM MEMPHIS LICENSE, LLC
ENTERCOM AUSTIN LICENSE, LLC	ENTERCOM MILWAUKEE, LLC
ENTERCOM BOSTON 1 TRUST	ENTERCOM MILWAUKEE LICENSE, LLC
ENTERCOM BOSTON, LLC	ENTERCOM NEW ORLEANS, LLC
ENTERCOM BOSTON LICENSE, L.L.C.	ENTERCOM NEW ORLEANS LICENSE, LLC
ENTERCOM BUFFALO, LLC	ENTERCOM NEW YORK, INC.
ENTERCOM BUFFALO LICENSE, LLC	ENTERCOM NORFOLK, LLC
ENTERCOM CALIFORNIA, LLC	ENTERCOM NORFOLK LICENSE, LLC
ENTERCOM CAPITAL, INC.	ENTERCOM PORTLAND, LLC
ENTERCOM DENVER, LLC	ENTERCOM PORTLAND LICENSE, LLC
ENTERCOM DENVER LICENSE, LLC	ENTERCOM PROPERTIES, LLC
ENTERCOM GAINESVILLE, LLC	ENTERCOM PROVIDENCE, LLC
ENTERCOM GAINESVILLE LICENSE, LLC	ENTERCOM PROVIDENCE LICENSE, LLC
ENTERCOM GREENSBORO, LLC	ENTERCOM ROCHESTER, LLC
ENTERCOM GREENSBORO LICENSE, LLC	ENTERCOM ROCHESTER LICENSE, LLC
ENTERCOM GREENVILLE, LLC	ENTERCOM SACRAMENTO LICENSE, LLC
ENTERCOM GREENVILLE LICENSE, LLC	ENTERCOM SAN FRANCISCO LICENSE, LLC
ENTERCOM INDIANAPOLIS, LLC	ENTERCOM SEATTLE, LLC
ENTERCOM INDIANAPOLIS LICENSE, LLC	ENTERCOM SEATTLE LICENSE, LLC
ENTERCOM KANSAS CITY, LLC	ENTERCOM SPRINGFIELD, LLC
ENTERCOM KANSAS CITY LICENSE, LLC	ENTERCOM SPRINGFIELD LICENSE, LLC
ENTERCOM MADISON, LLC	ENTERCOM WICHITA, LLC
ENTERCOM MADISON LICENSE, LLC	ENTERCOM WICHITA LICENSE, LLC
ENTERCOM WILKES-BARRE SCRANTON, LLC

as Subsidiary Guarantors

By:	/s/ John C. Donlevie
Name:	John C. Donlevie
Title:	Executive Vice President

ENTERCOM INCORPORATED
as Subsidiary Guarantor

By:	/s/ John C. Donlevie
Name:	John C. Donlevie
Title:	President

Wilmington Trust, National Association, as Trustee

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President

EXHIBIT A

FORM OF 10 1/2% SENIOR NOTE

(Face of 10 1/2% Senior Note)

10 1/2% Senior Notes due 2019

[Insert Global Note Legend]

[Insert Restricted Notes Legend]

ENTERCOM RADIO, LLC

10 1/2% SENIOR NOTE DUE 2019

No.	CUSIP:

Entercom Radio, LLC promises to pay to Cede & Co. or registered assigns, the principal sum of [            ($        )] [            ($        )](or such other amount as may be stated in the Schedule of Exchanges of Senior Notes) on December 1, 2019.

Interest Payment Dates: June 1 and December 1, beginning June 1, 2012

Record Dates: May 15 and November 15

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

ENTERCOM RADIO, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the 10 1/2% Senior Notes

referred to in the within-mentioned

Indenture:

Dated:             , 2011

WILMINGTON TRUST, NATIONAL

ASSOCIATION, not in its individual

capacity, but solely as Trustee

By:
Authorized Signatory

(Reverse of 10 1/2% Senior Note)

10 1/2% Senior Notes due 2019

ENTERCOM RADIO, LLC

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest.

(a) Entercom Radio, LLC, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note (the “Notes”) at the rate of 10 1/2% per annum. The issuer will pay interest in United States dollars (except as otherwise provided herein) semiannually in arrears on June 1 and December 1, commencing on June 1, 2012, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes (including any Additional Interest, if any) shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including November 23, 2011. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(b) Registration Rights Agreement. The Holder of this Note is entitled to the benefits of a Registration Rights Agreement, dated as of November 23, 2011, among the Issuer, the Note Guarantors party thereto and the Initial Purchasers.1

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of Notes at the close of business on the May 15 and November 15 preceding the relevant Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Issuer maintained for such purpose within or without the City and State of New York, or, at the option of The Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in

[1]	To be included only in the Initial Notes on the Issue Date and any Additional Notes that bear the Restricted Notes Legend.

the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to The Issuer and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3) Paying Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of November 23, 2011 (the “Indenture”), among the Issuer, the Note Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Notes issued on the Issue Date are senior Obligations of the Issuer limited to $220,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay premium and interest on outstanding Notes as set forth in Paragraph 2 hereof. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal and interest on the Notes is unconditionally guaranteed on a senior basis by the Note Guarantors (except as otherwise provided in Article 12 of the Indenture).

(5) Redemption and Repurchase The Notes are subject to optional redemption, and may be the subject of an Offer to purchase, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes, except the Issuer may be required to purchase the Notes as described under Section 4.10 and Section 4.14 of the Indenture.

(6) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and The Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(7) Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

(8) Amendment, Supplement and Waiver. The Indenture (including the Note Guarantees) or the Notes may be amended or supplemented as provided in the Indenture

(9) Defaults and Remedies. Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Note Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture:

(10) Trustee Dealings with the Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer, the Note Guarantors or their respective Affiliates, and may otherwise deal with the Issuer, the Note Guarantors or their respective Affiliates, as if it were not the Trustee.

(11) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(12) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(13) Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE.

(14) CUSIP, ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Entercom Radio, LLC

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Facsimile: 610-660-5641

Attention: John C. Donlevie

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of Entercom Radio, LLC. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by Entercom Radio, LLC pursuant to Section 4.10 (Asset Sale) or Section 4.14 (Change of Control) of the Indenture, check the box below:

[            ] Section 4.10        [            ] Section 4.14

If you want to elect to have only part of the Note purchased by Entercom Radio, LLC pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.:

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES

Entercom Radio, LLC

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Facsimile: 610-660-5641

Attention: John C. Donlevie

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Facsimile: 612-217-5651

Attention: Entercom Radio, LLC Administrator

Re:	Entercom Radio, LLC
[ ]% Senior Note due 2019
CUSIP #

Reference is hereby made to that certain Indenture dated November 23, 2011 (the “Indenture”) among Entercom Radio, LLC (“Entercom Radio”), the Note Guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $         principal amount of Notes held in (check applicable space) book-entry or definitive form by the undersigned.

The undersigned                                  (transferor) (check one box below):

☐ hereby requests the Registrar to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above), in accordance with Section 2.06 of the Indenture; or

☐ hereby requests the Trustee to exchange or register the transfer of a Note or Notes to          (transferee).

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the periods referred to in Rule 144(b) under the Securities Act of 1933, as amended, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW:

(1) ☐ to Entercom Radio or any of its subsidiaries; or

(2) ☐ inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐ outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933, as amended, in compliance with Rule 904 thereunder.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof.

Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	[Name of Transferee]

NOTICE: To be executed by an executive officer

SCHEDULE OF EXCHANGES OF 10 1/2% SENIOR

NOTES

The following exchanges of a part of this Global Note for other 10 1/2% Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or 10 1/2% Senior Note Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [        ] [    ], 20[    ], among                      (the “Guaranteeing Subsidiary”), a subsidiary of Entercom Radio LLC, a Delaware limited liability company (the “Issuer”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Note Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 23, 2011, providing for the issuance of 10 1/2 % Senior Notes due 2019 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Subsidiary Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Note Guarantors, including Articles 11 and 12 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THE INDENTURE.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature Page of Supplemental Indenture]

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Entercom Radio, LLC

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Facsimile: 610-660-5641|

Attention: John C. Donlevie

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Facsimile: 612-217-5651

Attention: Entercom Radio, LLC Administrator

Re:	Entercom Radio, LLC (“Entercom Radio”)

10 1/2% Senior Notes due 2019 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $220,000,000 aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such person exercises sole investment discretion, and such person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

You and Entercom Radio are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

C-1

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

D-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S]

Entercom Radio, LLC

401 City Avenue, Suite 809

Bala Cynwyd, Pennsylvania 19004

Facsimile: 610-660-5641

Attention: John C. Donlevie

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402-1544

Facsimile: 612-217-5651

Attention: Entercom Radio, LLC Administrator

Re:	Entercom Radio, LLC (“Entercom Radio”)

10 1/2% Senior Notes due 2019 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $220,000,000 aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

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In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

Entercom Radio and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

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